UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

La-Z-Boy Incorporated
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

NOTICE OF 2021 ANNUAL MEETING & PROXY STATEMENT

LA-Z-BOY INCORPORATED

Bexley Sofa | La-Z-Boy

NOTICE OF 2021 ANNUAL MEETING
OF SHAREHOLDERS
La-Z-Boy Incorporated
One La-Z-Boy Drive
Monroe, Michigan 48162-5138
July 8, 2021
To Our Shareholders:
La-Z-Boy Incorporated will hold its 2021 Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, August 19, 2021, beginning at 8:00 a.m., Eastern Daylight Time, in the Wright Room of The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan. The purpose of the Annual Meeting is to:
•elect the eleven director nominees named in the attached Proxy Statement for an annual term until the 2022 annual meeting;
•ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for FY 2022;
•approve, through a non-binding advisory vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement; and
•act upon such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on June 25, 2021, are entitled to notice of and to vote at the Annual Meeting. We hope you will read the attached Proxy Statement, which contains detailed information about the matters we are asking you to vote on, and vote in accordance with the Board of Directors’ recommendations. Your vote is very important to us. Whether or not you attend the Annual Meeting, we urge you to promptly vote and submit your proxy via a toll-free number or over the Internet, as detailed below. If you received a paper copy of the proxy card by mail, you may submit your proxy by signing, dating and mailing the proxy card in the envelope provided. If you attend the Annual Meeting and prefer to vote in person, you will be able to do so and your vote at the Annual Meeting will revoke any proxy you have previously submitted.
We currently intend to hold the Annual Meeting in person. However, we are monitoring the recommendations of public health officials on the COVID-19 pandemic. If we decide to change the location of the Annual Meeting or to hold it partly or solely by means of virtual communications, as permitted by applicable law, we will announce such decision in advance, and details on how to participate will be issued by a press release filed with the U.S. Securities and Exchange Commission (“SEC”) on a Form 8-K and available at proxyvote.com. Please retain the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials as you will need this number should we determine to allow for virtual attendance and you elect to participate.
BY ORDER OF THE BOARD OF DIRECTORS

Uzma Ahmad
Vice President, Deputy General Counsel and Corporate Secretary
Proxy Voting
Even if you plan to attend the Annual Meeting, please vote as soon as possible using one of the following methods:

Online	By Phone	By Mail
www.proxyvote.com	1-800-690-6903	Completing, dating, signing and returning your proxy card
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on August 19, 2021
Our Proxy Statement and 2021 Annual Report are available online at http://www.proxyvote.com.

2021 Proxy Statement	1

PROXY STATEMENT SUMMARY
This summary is an overview of certain information in this Proxy Statement. As this is only a summary, before you vote, please review the complete Proxy Statement and our annual report to shareholders for the fiscal year ("FY") ended April 24, 2021 (the "2021 Annual Report").
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of La-Z-Boy Incorporated (the “Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting. This Proxy Statement, Notice of 2021 Annual Meeting of Shareholders, accompanying proxy card and the 2021 Annual Report are available at http://www.proxyvote.com. This Proxy Statement has been prepared by our management and approved by the Board, and is being sent or made available to our shareholders on or about July 8, 2021.
Proposals and Voting Recommendations

Proposals		Board's Voting Recommendation
1.	Elect the eleven director nominees named in the Proxy Statement for a one-year term	FOR each nominee
2.	Ratify the selection of our independent registered public accounting firm for FY 2022	FOR
3.	Approve, through a non-binding advisory vote, the compensation of our named executive officers	FOR
Director Nominees

Nominee	Independent	Director Since	Primary (or Former) Occupation	Committees
Kurt L. Darrow		2003	Our Chairman and former President and CEO
Sarah M. Gallagher	✓	2016	Former President of Ralph Lauren North America e-Commerce		C	N
James P. Hackett	✓	2021	Former President and CEO, Ford Motor Company	A
Janet E. Kerr	✓	2009	Vice Chancellor and Professor Emeritus, Pepperdine University		C	N
Michael T. Lawton	✓	2013	Former Executive Vice President and CFO, Domino's Pizza, Inc.		C
Dr. H. George Levy	✓	1997	Otorhinolaryngologist		C	N
W. Alan McCollough	✓	2007	Former Chairman and CEO of Circuit City Stores, Inc.	A	C		L
Rebecca L. O'Grady	✓	2019	Former CMO International Marketing, e-Commerce & Consumer Insights, General Mills	A
Lauren B. Peters	✓	2016	Former Executive Vice President and CFO of Foot Locker, Inc.			N
Dr. Nido R. Qubein	✓	2006	President, High Point University		C
Melinda D. Whittington		2021	Our President and CEO

A	Audit	L	Current Lead Director Proposed Lead Director
C	Compensation and Talent Management		Current Committee chair
N	Nominating and Governance		Proposed Committee chair

2	La-Z-Boy Incorporated

Proxy Statement Summary
Corporate Governance Highlights
Our Board of Directors is committed to strong corporate governance as a driver of long-term shareholder value. More information on our key corporate governance practices can be found in this Proxy Statement as indicated below:

8	Annual election of directors; no classified Board	21	Annual Board and committee self-evaluations
8	Majority voting/director resignation policy for uncontested elections	22	Director overboarding policy in place
8, 19	9 of 11 director nominees are independent	22	Anti-hedging and anti-pledging policies in place
8	One class of stock with each share entitled to one vote	22	All Board committees comprised of independent directors
19	Strong independent Lead Director with clear framework	46	Strong stock ownership guidelines
20	Regular executive sessions of independent directors	—	No poison pill has been adopted
Financial, Strategic and Operational Highlights
FY 2021 Financial Performance Highlights

Revenue of	GAAP operating income of	Non-GAAP operating income of
$1.7B	$136.7M	$156.6M
1.8% increase from FY 2020	15.1% increase from FY 2020	12.5% increase from FY 2020

GAAP diluted EPS of	Non-GAAP diluted EPS of	Amount returned to shareholders through share repurchases and dividends
$2.30	$2.62	$60.7M
38.6% increase from $1.66 in FY 2020	21.3% increase from $2.16 in FY 2020	1.3% decrease from FY 2020
See Appendix A of this Proxy Statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Agile Management of Shifting Near-term Priorities with Continued Focus on Long-term Growth
In FY 2021, we believe our financial performance reflected that we agilely and effectively managed our business as near-term operational priorities shifted due to the COVID-19 pandemic while maintaining our focus on long-term growth and success.
Despite a challenging year due to the COVID-19 pandemic, related macroeconomic uncertainty, and supply chain disruption, we closed the fiscal year with $1.7 billion in sales, generated $310 million in cash from operating activities, and returned $60.7 million to shareholders through share repurchases and dividends. The record demand across all of our business units coupled with the continuing challenges and uncertainty in the external environment required us to remain agile in managing our business. With the strong La-Z-Boy brand, the excellent performance of our Retail division, which validates the benefit of our integrated retail model, the growth of our Joybird business, and a solid financial foundation, our experienced and engaged leadership team is focused on remaining an industry leader and gaining additional market share.

2021 Proxy Statement	3

Proxy Statement Summary
Over the course of FY 2021, we remained focused on the priorities highlighted below to deliver on our fundamental goal of providing long-term value to our shareholders:

Q1 FY 2021
Following an approximately month-long suspension of operations due to the COVID-19 pandemic, we effectively and safely managed the re-start of production at our manufacturing facilities, and the reopening of most of our La-Z-Boy Furniture Galleries® stores.
We prioritized our commitment to keep our employees, customers and other stakeholders healthy, safe, and well as they built, designed, selected, purchased, or delivered our furniture products. We supported those of our employees who were furloughed during this time by paying for continued health benefits coverage and by the beginning of July 2020, the majority of our previously-furloughed employees had returned to work.
In the beginning of June 2020, we made difficult decisions to prepare our company for success in the external environment marked by COVID-19 and uncertainty on the timing of a full economic recovery and reduced our global workforce by approximately 10%. This included the closure of our Newton, Mississippi upholstery manufacturing facility.

By the beginning of July, we had reinstated the full salaries of our salaried employees, whose salaries had been temporarily reduced by 25% since March 2020. However, we did not reinstate the full salaries of our NEOs until the beginning of Q2 FY 2021.
We supported others in our communities by making and donating hundreds of thousands of masks and tens of thousands of medical gowns to healthcare workers and offering masks to our suppliers for their workforces. We also donated recliners to local hospitals for healthcare workers and donated $1 million of furniture to frontline healthcare workers through our #OneMillionThanks campaign.

Q2 FY 2021
We saw continued disruption in the supply chain and uncertainty about the future course of the pandemic and the economy.

We began to see high levels of demand for our products as consumers allocated more discretionary spending to home furnishings. As a result, the unprecedented demand for our products outpaced our production capacity.

Our supply chain team demonstrated agility and flexibility to identify ways to increase production capacity on both an opportunistic and permanent basis. We increased capacity by adding manufacturing cells at our Mexico Cut-and-Sew Center, adding full second shifts and weekend production shifts to our U.S. plants, and temporarily re-activating a portion of our Newton, Mississippi upholstery manufacturing facility.
The broader La-Z-Boy Furniture Galleries® network, including our company-owned stores, exhibited strength in written same-store sales, validating the power of our iconic La-Z-Boy brand and consumers’ ability to avail themselves of our full product offerings and many resources, including free design services, despite the challenges of the pandemic.

Q3 FY 2021
As the increased demand trends continued, we opened a leased upholstery assembly plant in San Luis Rio Colorado, Mexico.

As we moved through FY 2021, we made progress with Joybird, our direct-to-consumer e-commerce company, as it became profitable for the first time since its acquisition. Joybird brings to our company a new consumer through a new channel and, as we leverage our supply chain across its business, we remain confident in Joybird's prospects to deliver long-term value to La-Z-Boy.

Q4 FY 2021	Although we faced multiple challenges throughout the year, including escalating costs and shortages for raw materials, freight delays, managing the training and ramp up of an expanding workforce, and focusing on keeping our employees safe and healthy, our team remained nimble and continued to increase monthly production to better serve our customers.

We implemented a vaccine support payment for our U.S.-based employees who complete the COVID-19 vaccine series. The support payment is being provided to help employees remove barriers that come with the vaccine process, such as missing work, arranging for childcare, or incurring transportation costs.

4	La-Z-Boy Incorporated

Proxy Statement Summary
Executive Compensation Highlights
Executive Compensation Approach
Our executive compensation program is designed to:

✓	pay for performance	✓	reward for total shareholder return
✓	require significant stock ownership	✓	provide market competitive opportunities
✓	support business strategy	✓	manage costs

Summary of Executive Compensation Practices

What We Do
✓	Pay for performance – Our NEO compensation program emphasizes variable pay over fixed pay. A majority of their target annual compensation is at risk and linked to our financial or stock performance.
✓	Establish and monitor compliance with stock ownership guidelines for executives and directors – Our expectations for stock ownership further align NEOs’ interests with those of our shareholders
✓	Use relative total shareholder return in long-term performance-based share awards
✓	Require company contributions to the Performance Compensation Retirement Plan to be determined by company performance
✓	Mitigate undue risk – we have maximum caps on potential incentive payments and a clawback policy on performance-based compensation
✓	Appoint only independent directors to the Compensation and Talent Management Committee
✓	The Compensation and Talent Management Committee engages an independent compensation consultant to assist it and the Board with executive compensation program design and review
✓	Provide severance and change-in-control arrangements that are designed to be aligned with market practices, including the use of double-trigger change-in-control severance agreements
✓	Prohibit hedging and short sales by executive officers and directors

What We Don’t Do
✗	Do not provide employment agreements
✗	Do not gross up excise taxes upon a change in control
✗	Do not reprice options without shareholder approval
✗	Do not pay dividends on unearned performance-based shares or units
✗	Do not have single trigger vesting of equity-based awards upon a change in control
✗	Do not provide excessive perquisites

2021 Proxy Statement	5

Proxy Statement Summary
Pay for Performance
Pay at Risk
As shown below, the majority of the target total direct compensation for our chief executive officer and, on average, for our other named executive officers is performance-based and “at risk.”

Key Executive Compensation Program Changes for FY 2021
Continued Commitment to Our Compensation Philosophy and Overall Incentive Program Design
Despite the uncertainty and disruption caused by the COVID-19 pandemic, the Compensation Committee did not make major structural executive compensation program changes with respect to FY 2021, reflecting its continued commitment to our pay for performance compensation philosophy and overall incentive program design. Please see the Compensation Discussion Analysis section of this Proxy Statement for detailed discussion of our FY 2021 executive compensation program, including the key changes summarized below:
Base Salary Reductions
As part of our COVID-19 Action Plan, the Compensation Committee approved temporary base salary reductions of 50% for our NEOs, which took effect on March 29, 2020, and remained in effect until August 1, 2020.
Delayed But Rigorous Performance Goal Setting
Performance goals are typically set for the Company’s annual incentive plan and long-term incentive equity awards at the beginning of the fiscal year, which was when the unprecedented and uncertain nature of the pandemic was still unfolding. The Compensation Committee made the annual grants in June but delayed setting the FY 2021 performance goals until August 2020 to allow for the impact of the COVID-19 pandemic to be more fully understood so that more meaningful and appropriately rigorous and challenging performance goals could be set.
Reduced Maximum Payout Opportunity Under the MIP
In order to reflect the severe impact of the COVID-19 pandemic in the first quarter of FY 2021 on the company's shareholders, employees, and other stakeholders and delayed goal setting, the Compensation Committee reduced the maximum payout opportunity under the FY 2021 MIP by 25%.
Long-term Incentive Equity Awards
In light of the uncertainty created by the COVID-19 pandemic, the Compensation Committee approved certain modest design changes to equity mix and relative weighting of performance metrics to better align the interests of our NEOs with shareholders.

6	La-Z-Boy Incorporated

2021 Proxy Statement	7

BOARD AND CORPORATE
GOVERNANCE MATTERS
Proposal 1: Election of Directors
The Board of Directors has nominated eleven director nominees to serve an annual term that will expire at the following annual meeting of shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The Board has determined, upon the recommendation of the Nominating and Governance Committee, to nominate the current eleven directors for election at the Annual Meeting. In addition, the Board remains committed to seeking additional expertise and fresh perspective to advance our strategy. The eleven director nominees are:

Kurt L. Darrow	Michael T. Lawton	Lauren B. Peters
Sarah M. Gallagher	H. George Levy, M.D.	Dr. Nido R. Qubein
James P. Hackett	W. Alan McCollough	Melinda D. Whittington
Janet E. Kerr	Rebecca L. O'Grady
Each director nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. Mr. Darrow retired as our President and Chief Executive Officer effective April 25, 2021, after more than 42 years with the company. He will continue to serve as non-executive Chairman of the Board and as a director, subject to re-election at the 2021 Annual Meeting of Shareholders, for a transition period until the earlier of April 30, 2022, or his termination of service as a member of the Board for any reason (the "Transition Period"). Mr. Hackett, who was appointed as a director by our Board on February 11, 2021, was identified as a potential director candidate by our Chairman, Mr. Darrow. He was reviewed as a director candidate by our Nominating and Governance Committee, which recommended his election to the Board. If a director nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote shares subject to proxies for the substitute nominee.
In accordance with Michigan law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated, with separate balloting for each of the eleven positions. The director nominees who receive the highest through the eleventh highest number of votes will be elected, regardless of any votes that are not cast for the election of those nominees, including broker non-votes and withholding of authority. Under our Corporate Governance Guidelines, however, any director who does not receive a majority of the votes cast in an uncontested election must submit his or her resignation promptly following certification of the vote. Within 90 days following certification of the vote, the Board of Directors, excluding the director in question, will decide whether to accept the offered resignation and the company will promptly publicly disclose the Board’s decision. Any vacancy created by acceptance of an offered resignation could then be filled by the Board pursuant to our bylaws.

✓	THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ELEVEN DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

8	La-Z-Boy Incorporated

Board and Corporate Governance Matters
Director Nominee Qualifications
The Board of Directors, acting through its Nominating and Governance Committee, seeks directors who collectively possess the experience, skills, backgrounds, and qualifications necessary to effectively oversee our company in our current and evolving business circumstances. The Nominating and Governance Committee seeks directors with established records of significant accomplishments in business and areas relevant to our business strategies. In determining the slate of director nominees, the committee reviews the Board’s size and the qualifications, experience and skills of our current directors and director nominees.

Qualifications, Experience & Skills	How These Fit the Characteristics of Our Business
Leadership Experience	We believe that directors with executive leadership experience, derived from their service as executives and entrepreneurs, provide valuable insights. They have an established record of leadership and a practical understanding of complex organizations, strategy development in a rapidly changing business environment, effective risk management, and ways to maintain top-level industry performance and drive growth.
Public Company Board Experience	La-Z-Boy is committed to the highest standards of corporate governance and ethical business conduct. We believe that directors who serve on the boards of other publicly-traded companies have a well-developed understanding of corporate governance and compliance best practices. They also share insights on enhancing board effectiveness, maintaining board independence, and driving meaningful succession planning.
Finance	La-Z-Boy’s reputation and success are partly dependent on accurate financial reporting and robust financial oversight. Therefore, we seek to have directors who qualify as audit committee financial experts (as defined by SEC rules) and who are financially literate. We also seek directors with mergers and acquisitions experience to support our growth strategy.
Technology and Digital	Directors who understand digital technology, enabled e-commerce platforms, and data analytics provide critical insight as we apply new technologies and analysis to transform our business operations and enhance our customer experience. In addition, our directors’ cybersecurity experience is important to our Board’s risk management responsibilities. Experience or expertise in information technology helps us pursue and achieve our business objectives.
Global Perspective	As one of the world’s leading residential furniture producers with international manufacturing and sales operations, our future success depends, in part, on how well we manage and grow our businesses outside the United States. Directors with global business or international experience provide valued perspectives on our operations.
Sourcing/Manufacturing	In our highly-competitive industry, innovation and continuous improvement in sourcing and manufacturing is a key competitive advantage. Having directors who can bring insights from other industries and companies is fundamental to our success.
Consumer Marketing	Directors with knowledge of consumer goods markets and marketing provide crucial insights as we maintain and enhance our brand, develop new and existing markets, and implement our growth strategies.
Retail	Directors who understand retail operations and services, including traditional and e-commerce market channels, help us to better understand our markets and the needs of our retail customers.
Human Capital Management	Talent management is important at all levels of our company, but it is particularly critical with respect to succession planning for senior executives. Having directors with human capital management and talent management experience is important to ensure smooth transitions and appropriate succession planning, as well as to foster a productive and safe working environment. This expertise also covers risks and opportunities associated with corporate culture, diversity and inclusion, and employee engagement, all areas that are drivers of long-term shareholder value.
Risk Management	Directors with risk management experience provide critical insights as the Board oversees the company's enterprise risk management processes and the major risks facing the company.

2021 Proxy Statement	9

Board and Corporate Governance Matters
The following chart summarizes each director nominee’s key qualifications, experience, and skills.

Qualifications/Experience/Skills	Kurt Darrow	Sarah Gallagher	James Hackett	Janet Kerr	Michael Lawton	George Levy	Alan McCollough	Rebecca O’Grady	Lauren Peters	Nido Qubein	Melinda Whittington
Leadership Experience	●	●	●	●	●	●	●	●	●	●	●
Public Company Board Experience	●	●	●	●	●		●			●
Finance	●		●	●	●		●	●	●	●	●
Technology and Digital	●	●	●	●	●	●	●		●		●
Global Perspective	●	●	●	●	●		●	●	●	●	●
Sourcing/Manufacturing	●	●	●		●		●	●			●
Consumer Marketing	●	●		●	●		●	●	●	●	●
Retail	●	●		●	●		●	●	●	●	●
Human Capital Management	●	●	●		●		●	●	●	●	●
Risk Management	●		●	●	●			●	●		●

10	La-Z-Boy Incorporated

Board and Corporate Governance Matters
Director Nominees
Set forth below is certain information concerning our director nominees. Unless otherwise indicated, the principal occupation of each director nominee has been the same for at least five years.

Kurt L. Darrow
Age: 66 Director since: 2003 Committee Membership: None
Executive Roles:
•    Our Chairman since 2011
•    Our former President and Chief Executive Officer (2003 to April 2021)
•    Former president of La-Z-Boy Residential, our largest division
Public Boards:
•    Other Public Company Boards: CMS Energy Corp., an integrated energy company (since 2013)
Other Leadership Roles:
•    Member of the board and the executive committee of Business Leaders for Michigan, a non-profit executive leadership organization
•    Member of the ProMedica board of trustees
•    Former chairman of the American Home Furnishings Alliance (an industry association) and current director emeritus of its board
•    Former trustee of Adrian College (Adrian, Michigan)
Mr. Darrow’s proven leadership skills and extensive knowledge of the company and the furniture industry, developed over his many years at La-Z-Boy, qualify him to serve on our Board.

	Leadership Experience	Public Company Board Experience	Finance	Technology and Digital
	Global Perspective	Sourcing/ Manufacturing	Consumer Marketing	Retail
	Human Capital Management	Risk Management

2021 Proxy Statement	11

Board and Corporate Governance Matters

Sarah M. Gallagher
Age: 69 Director since: 2016 Committee Membership: Compensation and Talent Management Nominating and Governance
Executive Roles:
•    Former executive chairperson of Rebecca Taylor, a women’s apparel division of Kellwood Company (August 2014 – August 2015)
•    Former president of Ralph Lauren North America e-Commerce, a subsidiary of a lifestyle brand (2007 – 2013)
•    Former president of Ralph Lauren Media LLC, a subsidiary of a lifestyle brand (2001 – 2007)
•    Formerly held senior vice president roles at Banana Republic Direct and Gap Direct (divisions of Gap, Inc., an international retailer of clothing, accessories and personal care products) (1997 – 2001)
•    Formerly held senior executive positions at various retailers including Avon Products, Inc. (a direct seller of beauty and related products), Victoria’s Secret Catalogue (a retailer of women’s lingerie and beauty products), and Lord & Taylor (a retail department store chain)
Public Boards:
•    Other Public Company Boards: Abercrombie & Fitch Co., a specialty retailer with a portfolio of global lifestyle brands including Abercrombie & Fitch, abercrombie kids, Hollister, and Gilly Hicks (since 2014)
Other Leadership Roles:
•    Member of the Advisory Board of ActionIQ, Inc. (a customer data platform service provider) since September 2018
•    Executive Advisor of FitforCommerce (retail consultants) since August 2016
Ms. Gallagher’s extensive retail experience with consumer-focused and fashion-orientated brands and over 45 years of experience in consumer-facing retail with 15 years of leadership in e-commerce retail qualify her to serve on our Board.

	Leadership Experience	Public Company Board Experience	Technology and Digital	Global Perspective
	Sourcing/ Manufacturing	Consumer Marketing	Retail	Human Capital Management

12	La-Z-Boy Incorporated

Board and Corporate Governance Matters

James P. Hackett
Age: 66 Director since: 2021 Committee Membership: Audit Nominating and Governance (Proposed Chair)
Executive Roles:
•    Former president and chief executive officer (2017 – 2020) and special advisor (2020 – March 2021) of Ford Motor Company, an automotive manufacturer
•    Former chairman of Ford Smart Mobility LLC, an emerging mobility services subsidiary of Ford Motor Company (2016 – 2017)
•    Former interim athletic director of the University of Michigan (2014 – 2016)
•    Former president and chief executive officer of Steelcase Inc., an office furniture company (1994 – 2014)
Public Boards:
•    Previous Public Company Boards (Past Five Years): Ford Motor Company, an automotive manufacturer (2013 – 2016, 2017 – 2020)
Other Leadership Roles:
•    Member of the board of directors of State Farm Mutual Automobile Company, a mutual insurance company (since March 2021)
Mr. Hackett's long track record of innovative leadership as the former chief executive officer of two public companies qualify him to serve on our Board. His focus on the evolving needs of consumers in multiple industries, demonstrated by his leadership on smart vehicle technology and the shift to the open office space environment, along with his over 30 years of experience in the office furniture industry also qualify Mr. Hackett to serve on our Board.

	Leadership Experience	Public Company Board Experience	Finance	Technology and Digital
	Global Perspective	Sourcing/ Manufacturing	Human Capital Management	Risk Management

2021 Proxy Statement	13

Board and Corporate Governance Matters

Janet E. Kerr
Age: 66 Director since: 2009 Committee Membership: Compensation and Talent Management Nominating and Governance
Executive Roles:
•    Vice Chancellor, Pepperdine University since 2016
•    Former strategic adviser to Bloomberg BNA (2014 – 2015) after its acquisition of her technology company
•    Professor (1983 – 2013) and Professor Emeritus (since 2013) of the Pepperdine University School of Law
•    Co-founder and former chief strategy officer of Exemplify, Inc., a technology knowledge management company, until its acquisition by Bloomberg BNA in 2014
•    Founder and former executive director of the Palmer Center for Entrepreneurship and the Law at Pepperdine Law School
•    First holder of Laure Sudreau-Rippe Endowed Chair at Pepperdine University School of Law
•    A nationally recognized author, lecturer and consultant in the area of securities law compliance, environmental, social and governance issues, banking law, corporate governance, and general corporate law
•    Co-founder (with HRL Laboratories, LLC) of X-Laboratories, a technology company, and founder or co-founder of several other technology companies
•    Ms. Kerr has earned the CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute, the Certificate from the University of Cambridge program in Disruptive Technologies, and the Certificate in Artificial Intelligence from MIT.
Public Boards:
•    Other Public Company Boards: AppFolio, Inc., provider of cloud-based business management software (since 2015); Tilly’s, Inc., a retailer of apparel, footwear and accessories (since 2011)
•    Previous Public Company Boards (Past Five Years): Fidelity National Financial, Inc., a title insurance provider (2016 – 2018); TCW Strategic Income Fund, Inc., a NYSE-listed closed-end registered investment company (2010-2016)
Ms. Kerr’s service on public and private company boards and her skills and experience in the practice of law and corporate governance qualify her to serve on our Board. In addition, her experience with technology companies and cybersecurity and technology certifications allow her to support the Board's effective oversight of our cybersecurity risks.

	Leadership Experience	Public Company Board Experience	Finance	Technology and Digital
	Global Perspective	Consumer Marketing	Retail	Risk Management

14	La-Z-Boy Incorporated

Board and Corporate Governance Matters

Michael T. Lawton
Age: 62 Director since: 2013 Lead Director (Proposed) Committee Membership: Audit (Current Chair) Compensation and Talent Management
Executive Roles:
•    Former executive vice president and chief financial officer of Domino’s Pizza, Inc., a pizza restaurant chain (2010 – 2015)
•    Formerly held senior executive positions at Domino’s Pizza, Inc.:
•    Executive vice president, supply chain services (2014 – 2015)
•    Interim chief information officer (2011 – 2012)
•    Executive vice president of international (2004 – 2011)
•    Senior vice president finance and administration of international
•    Formerly held various financial and general management positions with Gerber Products Company
Public Boards:
•    Other Public Company Boards: Universal Corporation, a leading global supplier of leaf tobacco (since 2016)
Mr. Lawton’s experience as CFO of a public company and senior executive of a well-known consumer brand, along with his experience on a public company board, qualify him to serve on our Board. He also has extensive experience with risk management and oversight.

	Leadership Experience	Public Company Board Experience	Finance	Technology and Digital
	Global Perspective	Sourcing/ Manufacturing	Consumer Marketing	Retail
	Human Capital Management	Risk Management

Dr. H. George Levy
Age: 71 Director since: 1997 Committee Membership: Compensation and Talent Management Nominating and Governance
Executive Roles:
•    Maintains a practice specializing in otorhinolaryngology
•    Former chairman and chief executive officer of USI, Inc., a private firm engaged in consulting on e-commerce, web design, and systems integration
•    Former chief executive officer and founder of Enduenet, Inc., a firm providing electronic medical records for physicians and hospitals
Dr. Levy’s entrepreneurial experience, coupled with his board experience, qualify him for service on our Board.

	Leadership Experience	Technology and Digital

2021 Proxy Statement	15

Board and Corporate Governance Matters

W. Alan McCollough
Age: 71 Director since: 2007 Lead Director (Current) Committee Membership: Audit Compensation and Talent Management
Executive Roles:
•Former chairman (2002 – 2006) and chief executive officer (2000 – 2006) of Circuit City Stores, Inc., a specialty retailer of consumer electronics, home office products, entertainment software and related services
Public Boards:
•Other Public Company Boards: VF Corporation, a branded apparel company (since 2000); The Goodyear Tire & Rubber Company, a tire manufacturer (since 2007)
Mr. McCollough’s experience leading a large publicly traded consumer products company and his service on multiple public company boards qualify him to serve on our Board.

	Leadership Experience	Public Company Board Experience	Finance	Technology and Digital
	Global Perspective	Sourcing/ Manufacturing	Consumer Marketing	Retail
Human Capital Management

Rebecca L. O’Grady
Age: 52 Director since: 2019 Committee Membership: Audit Compensation and Talent Management (Chair)
Executive Roles:
•Former president of Global Häagen-Dazs and chief marketing officer for international marketing, e-commerce & consumer insights of General Mills, a global food company (2014 – 2016)
•Former president of Yoplait USA, a division of General Mills (2009 – 2014)
•Joined General Mills in 1990, and held leadership roles in a variety of divisions and brands including Yoplait, Cheerios, Progresso and Betty Crocker
Ms. O’Grady’s marketing expertise and e-commerce experience with consumer focused and global retailers qualifies her to serve on our Board. She also has extensive experience with risk oversight.
Other Leadership Roles:
•Director of Ripple Foods, a dairy alternative product private company
•Director and Audit and Risk Committee Chair of Tropicale Foods, Inc., a private manufacturer and distributor of frozen novelty products
•Director of HALO Branded Solutions, Inc., a promotional marketing products private company

	Leadership Experience	Finance	Global Perspective	Sourcing/ Manufacturing
	Consumer Marketing	Retail	Human Capital Management	Risk Management

16	La-Z-Boy Incorporated

Board and Corporate Governance Matters

Lauren B. Peters
Age: 59 Director since: 2016 Committee Membership: Audit (Proposed Chair) Nominating and Governance
Executive Roles:
•Former executive vice president and chief financial officer of Foot Locker, Inc., a footwear retailer (2011 – 2021)
•Senior vice president of strategic planning of Foot Locker, Inc. (2002 – 2011)
•Formerly held various senior financial management positions at Foot Locker, Inc. and Robinsons-May, a division of May Department Stores
•Formerly audit manager with Arthur Andersen & Company
Public Boards:
•Other Public Company Boards: Victoria’s Secret, a retailer of women’s lingerie and beauty products (expected August 2021 pending L. Brands, Inc.’s spin-off of Victoria’s Secret into an independent, public company)
Ms. Peters’ extensive financial and strategic planning experience with consumer focused and global retailers qualifies her to serve on our Board. She also has extensive experience with risk oversight.

	Leadership Experience	Finance	Technology and Digital	Global Perspective
	Consumer Marketing	Retail	Human Capital Management	Risk Management

Dr. Nido R. Qubein
Age: 72 Director since: 2006 Committee Membership: Nominating and Governance (Current Chair) Compensation and Talent Management
Executive Roles:
•President of High Point University since 2005
•Executive chairman (since 2016) of the board of Great Harvest Bread Company, a bakery franchisor
Public Boards:
•Other Public Company Boards: Truist Financial Corporation, a banking and financial services company (since 1990)
Other Leadership Roles:
•Author of a dozen books on leadership, sales, communication, and marketing
•Serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully
Dr. Qubein’s experience as a business advisor, entrepreneur, director of public companies and leader at multiple companies qualifies him to serve on our Board.

	Leadership Experience	Public Company Board Experience	Finance	Global Perspective
	Consumer Marketing	Retail	Human Capital Management

2021 Proxy Statement	17

Board and Corporate Governance Matters

Melinda D. Whittington
Age: 54 Director since: 2021 Committee Membership: None
Executive Roles:
•Our President and Chief Executive Officer since April 2021
•Our former Senior Vice President and Chief Financial Officer (2018 – April 2021)
•Former Chief Financial Officer of Allscripts Healthcare Solutions, Inc., a publicly traded healthcare information technology solutions company (2016 – 2017)
•Former Senior Vice President, Corporate Controller and Chief Accounting Officer of Kraft Foods Group, Inc. (now The Kraft Heinz Company), a consumer packaged food and beverage company (February 2015 – October 2015)
Other Leadership Roles:
•Member of the board of directors of the YMCA of Monroe, Michigan
•Member of the Ohio State University Fisher College of Business Dean’s Advisory Council
Ms. Whittington's over 30 years’ of leadership experience at multiple public companies, including extensive consumer products expertise and proven capability in operational and financial matters, her significant risk management and human capital management experience, and her international perspective qualify her to serve on our Board. Serving as our CEO and previously as our Chief Financial Officer enables her to share unique insight on the business and financial performance of the company with the Board.

	Leadership Experience	Finance	Technology and Digital	Global Perspective
	Sourcing/ Manufacturing	Consumer Marketing	Retail	Human Capital Management
Risk Management

18	La-Z-Boy Incorporated

Board and Corporate Governance Matters
Corporate Governance
Overview
Our Board of Directors is committed to good governance practices that further the company’s strategic growth plans and enhance shareholder value over the long term, while also considering the interests of other stakeholders, including our employees, customers, vendors, and the communities we impact.
The Board oversees the company’s performance, including its strategic direction and critical corporate policies that have the largest impact on our operations. In exercising its oversight responsibility, the Board evaluates the performance of our President and Chief Executive Officer (“CEO”) and monitors our strategic plan, our performance against the plan, and management’s assessment and remediation of the company’s risks. As part of the strategic planning process, the Board reviews the company’s capital allocation plan and its investment in research and product development, information technology, and employee development, with a focus on promoting the company’s long-term growth. The Board regularly reviews our governance practices and processes to ensure they remain effective, making changes when appropriate. It also monitors the company’s culture to encourage a focus on sustainable growth and to ensure we maintain the highest levels of ethics and integrity, especially with respect to our financial statements and disclosures.
Director Independence
Our Board of Directors strongly supports the concept of director independence. Only Ms. Whittington, our President and CEO, is currently a company employee and Mr. Darrow, our non-executive Chairman, served as an employee in that role prior to April 25, 2021. Consistent with the New York Stock Exchange listed company manual requirements, our Corporate Governance Guidelines require that a substantial majority of our directors be independent, and we limit membership on each of our committees to independent directors. Our Board annually reviews and determines if any director has any material relationship with our company, our management, or our other directors that would impede the director’s independence. Following the New York Stock Exchange listed company manual requirements and our Corporate Governance Guidelines, our Board has determined that each of our current directors, other than Mr. Darrow and Ms. Whittington, is an independent director. Mr. Darrow and Ms. Whittington do not serve on any committees of the Board.
Leadership Structure
Following the retirement of Mr. Darrow as our President and CEO effective April 25, 2021, our current leadership structure incorporates a non-executive Chairman selected by a Board comprised of a substantial majority of independent directors, and working with a strong independent Lead Director. As the non-executive Chairman, Mr. Darrow has the duties normally assigned to a chairman of a publicly traded company and is providing transition and other related services to facilitate an effective transition of his executive responsibilities to Ms. Whittington. Pursuant to the Transition Agreement between Mr. Darrow and the company, he has agreed to serve as non-executive Chairman until April 30, 2022 or the earlier termination of his service as a director. While Mr. Darrow is not independent under the independence standards in our Corporate Governance Guidelines, our strong, effective independent Lead Director and independent committees ensure significant oversight over company management. The Board believes this structure is the appropriate structure for our company during the transition period.
Our Corporate Governance Guidelines require that we elect an independent Lead Director when the Chairman is not independent under the standards established in the guidelines. Our Lead Director serves as the principal liaison between our independent directors and our Chairman, facilitating a steady stream of communications between management and our independent directors. Among other duties, the Lead Director:
•reviews and approves the Board and committee meeting agendas, including to ensure sufficient time for discussion of all agenda items;
•solicits and recommends matters for the Board and committees to consider;
•advises our Chairman and CEO as to the quality, quantity, and timeliness of the information submitted to the directors;
•calls meetings of the independent directors or for executive sessions during Board meetings;
•serves as chairman of the meetings of the independent directors or executive sessions of the Board;
•collaborates with committee chairs to ensure Board work is conducted at the appropriate level, coordinating on issues involving multiple committees;
•meets with our CEO to discuss our CEO’s performance;
•consults and communicates directly with shareholders when appropriate; and
•presides at Board meetings when the Chairman is absent.

2021 Proxy Statement	19

Board and Corporate Governance Matters
In light of our strong independent Lead Director structure, annual evaluations of the Lead Director’s performance, a Board composed almost solely of independent directors, ready access to management by the directors, and regular executive sessions and meetings of the independent directors, our Board exercises effective oversight of our non-executive Chairman, and the current leadership structure operates efficiently to protect and advance the interests of our shareholders.
Board Risk Oversight
Our Board is responsible for risk oversight and our management is responsible for the day-to-day assessment, monitoring and mitigation of the company’s risks.
Board oversight. To ensure vigilant monitoring of risks, the Board maintains oversight of our enterprise risk management process and significant risks, including: cybersecurity risks; strategic and operational risks; reputational, brand and legal risks; and environmental and sustainability risks. With respect to cybersecurity risks, at least three times a year, the company's chief information officer reports directly to the Board on cybersecurity and information security risks and is available to discuss cybersecurity and information security matters with the Board at its other meetings. Our Board encourages open communication and appropriate escalation of risk reporting throughout the enterprise. The Board annually reviews management’s enterprise risk management process, which is designed to provide visibility to the Board on significant risks and risk mitigation strategies. In conjunction with the Board’s strategic plan review, management identifies risks directly related to the strategic plan, as well as new and emerging risks.
Committee oversight. The Board has also delegated to the appropriate standing committees the oversight of certain risks within their respective areas of responsibility. The Nominating and Governance Committee ensures that all risks, including any emerging risks, are monitored by the Board or the appropriate standing committee. Each committee regularly reviews and reports to the Board on its respective risk categories. Throughout the year, our Board and Board committees review and discuss the various risks confronting the company, paying special attention to new operating and strategic initiatives.
Enterprise risk management process. The company’s enterprise risk management process engages key business and functional leaders to identify the major risks that the company faces. In addition to assessing major risks, management identifies ways to mitigate and monitor such risks. At least annually, the company’s executive leadership reviews with the full Board the major risks identified in the enterprise risk management process, as well as the steps identified to mitigate such risks. The Board also regularly discusses with management changes in risk assessment and mitigation plans.
Compensation and human capital management risks. The Compensation and Talent Management Committee, with assistance from its independent compensation consultant, conducted a review of the risks arising from the company’s compensation policies and practices for employees, including executives. Based on such review, the Compensation and Talent Management Committee concluded that these risks are not reasonably likely to have a material adverse effect on the company. In addition, the company's chief human resources officer reports to the Compensation and Talent Management Committee on human capital management risks and matters.
Director Selection
Our Nominating and Governance Committee is responsible for recommending to the Board director candidates to fill current and anticipated Board vacancies. The committee identifies and evaluates potential candidates from recommendations from the committee’s own members, referrals from other Board members, management, shareholders, or other outside sources, including professional recruiting firms. Shareholders may recommend director nominees for election at an annual meeting of shareholders pursuant to the provisions of our bylaws, as described more fully on page 64 of this Proxy Statement. Our Corporate Governance Guidelines provide that all such director nominee recommendations by shareholders shall be brought to the attention of the Nominating and Governance Committee. In evaluating proposed candidates, the committee may review their resumes, obtain references, and conduct personal interviews.
Pursuant to our Corporate Governance Guidelines, the committee considers, among other factors, the Board’s current and future needs for specific skills and the candidate’s qualifications, integrity, independence, leadership qualities, ability to exercise sound judgment, independence, and ability to make the appropriate time commitment to the Board. Although we do not have a formal diversity policy, as stated in our Corporate Governance Guidelines, the Board believes that diversity helps to create a high-functioning Board. The Board strives to ensure that it reflects a diverse mix of relevant characteristics, including gender, race, ethnicity, culture, experience, expertise, skills, backgrounds and other characteristics, to address the company’s evolving needs, as reflected by our eleven director nominees:

20	La-Z-Boy Incorporated

Board and Corporate Governance Matters

Diversity of Experience and Background

Leadership Experience
100%
Public Company Board Experience
64%
Finance
82%
Technology and Digital
82%
Global Perspective
91%
Sourcing/Manufacturing
64%
Consumer Marketing
82%
Retail
82%
Human Capital Management
82%
Risk Management
64%

Board Refreshment and Tenure
Our Nominating and Governance Committee believes in the benefits of refreshing the Board on an ongoing basis through the nomination and election of new directors who can bring new ideas, perspectives and skills to the boardroom. In selecting director nominees, the Nominating and Governance Committee weighs the need for both director refreshment and institutional memory, and considers average tenure of the non-employee members of our Board as part of its holistic assessment of Board composition. It believes that the appropriate mix of varied levels of tenure and experience can help to mitigate risk.
Our Nominating and Governance Committee seeks to achieve a balance in director tenure through appropriate and deliberate Board refreshment and does not believe that it is appropriate at this time to set absolute term limits on the length of a director’s service. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operation and future of the company based on their experience with, and understanding of, our history, policies and objectives. The average tenure (through their current term of service) of the non-employee members of our Board standing for reelection at the Annual Meeting is approximately 9.7 years.
Succession Planning
Our Board of Directors engages in an effective planning process to identify, evaluate and select potential successors to the CEO and other members of executive management. The CEO and the chief human resources officer provide regular updates to the Board on significant changes in key personnel and, at least annually, the chief human resources officer reviews with the Board executive management succession planning. Each director has complete and open access to any member of management. The senior members of management are invited regularly to make presentations at Board and committee meetings and meet with directors in informal settings to allow the directors to form a more complete understanding of the executive’s skill and character. The Board periodically reviews and revises, as necessary, the company’s emergency management succession plan, which details the actions to be taken by specific individuals in the event the CEO suddenly dies or becomes incapacitated.
The company has had a seamless CEO transition that underscores the strength of both the Board's succession planning, as described above, and of our leadership team. Effective April 25, 2021, Melinda D. Whittington, formerly our Senior Vice President and Chief Financial Officer, was elected by the Board as our President and Chief Executive Officer. She succeeded Kurt L. Darrow, who retired effective on such date, after more than 42 years with the company.
Board Self-Evaluation Process
As required by our Corporate Governance Guidelines, annually, the Board conducts a self-evaluation of its performance and effectiveness. In addition, each of the standing committees of the Board also conducts an annual self-evaluation of its performance and effectiveness and discusses the results of such assessment with the Board. The purpose of the self-evaluation process is to identify ways in which to enhance the effectiveness of the Board’s and committees’ oversight of the company’s business and financial performance and its corporate governance. As part of the self-evaluation process, each director completes written questionnaires developed by the Nominating and Governance Committee to provide feedback on the effectiveness of the Board and the committees on which they serve, including the performance of the Lead Director and committee chair, respectively. Given the Board's commitment to the creation of long-term shareholder value, each Board and

2021 Proxy Statement	21

Board and Corporate Governance Matters
committee self-evaluation questionnaire begins with the topic of shareholder value creation. The Board self-evaluation questionnaire also covers the following topics, among others: the company's strategic plan; management performance and succession planning; oversight of risk management, diversity, inclusion and belonging efforts, the ethics and compliance program, sustainability efforts, and information security; and the Board's composition, structure, and effectiveness.
Related Person Transactions
Our Code of Business Conduct, which applies to all of our employees, executive officers and directors, requires that any potential conflict of interest be either avoided or fully disclosed. Each year, we require our directors and executive officers to disclose any transactions between them or their immediate family members and the company. The Audit Committee reviews any reported transactions related to directors or executive officers and takes appropriate action. Since the beginning of FY 2021, there have been no related person transactions requiring approval or ratification under our Code of Business Conduct.
Stock Ownership Guidelines
We encourage significant stock ownership by our Board Chairman, directors and executive management to align the interests of our leadership with those of our shareholders. We have established stock ownership guidelines that require each non-employee director to own La-Z-Boy equity equal in value to a multiple of their annual cash retainer. Our CEO and the other NEOs are required to own La-Z-Boy equity equal in value to a multiple of their respective base salary.
Current stock ownership guideline values for our Chairman, directors and the named executive officers are as follows:

Guideline Value (Multiple of Salary or Annual Cash Retainer)
Chairman of the Board	5x
Non-employee directors	5x
President and CEO	5x
Other NEOs	3x
In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, performance-based shares contingently earned in completed performance periods but not yet paid out, and restricted share awards. However, we do not include stock options (whether vested or unvested) or unearned performance-based shares for such purposes.
Non-employee directors are required to meet this ownership level within five years of being elected to the Board. As of April 24, 2021, all our directors who have served on the Board for five or more years held sufficient equity of our company to satisfy the stock ownership guidelines. NEOs are required to meet this ownership level within five years of being subject to the guidelines. As of April 24, 2021, all our NEOs who have been subject to the stock ownership guidelines for five or more years held sufficient equity of our company to satisfy the stock ownership guidelines.
Prohibition on Hedging and Pledging
We prohibit directors, officers, or employees from hedging or pledging our shares or engaging in short-term speculative trading, including short sales, trading in puts and calls, and buying on margin.
Meetings and Attendance; Overboarding Policy
Our Board of Directors met six times during FY 2021. At every Board meeting, the non-employee directors met in executive session, chaired by our Lead Director, without management present. During FY 2021, each of our directors attended at least 75% of the meetings of the Board and committees on which the director served. All of the directors attended the 2020 annual meeting of shareholders, and consistent with the policy set forth in our Corporate Governance Guidelines, we expect all continuing directors to participate in the Annual Meeting.
Our Corporate Governance Guidelines provide that directors who also serve as named executive officers (or in equivalent positions) of public companies should not serve on more than one board of a public company in addition to the company’s Board, unless approved by the Nominating and Governance Committee. Other directors should not serve on more than three boards of public companies in addition to the company’s Board, unless approved by the Nominating and Governance Committee. Directors serving on the company’s Audit Committee shall not serve on more than two audit committees of public companies in addition to the company’s Audit Committee, unless approved by the Nominating and Governance Committee.

22	La-Z-Boy Incorporated

Board and Corporate Governance Matters
Corporate Governance Guidelines and Code of Business Conduct
The company has adopted a Code of Business Conduct that applies to all of our employees, executive officers and directors. Our Corporate Governance Guidelines and Code of Business Conduct, as well as other key governance documents, can be found on our website at http://investors.la-z-boy.com, under “Corporate Governance.”
Sustainability
Reporting
We strive to provide our shareholders with important information about our sustainability-related governance and performance. In an effort to provide comparable information, last year, we adopted a framework through which we can hold ourselves accountable for the environmental and social impact of our business operations using the Sustainability Accounting Standards Board (SASB) Sustainable Industry Classification System (SICS) Standard for the Consumer Products – Building Products & Furnishings industry to guide our disclosure. In addition, we are working toward aligning our future reporting with the climate-specific recommendations developed by the Task Force on Climate-related Financial Disclosures (TCFD). We also recently committed to setting science-based targets to reach net-zero greenhouse gas emissions by no later than 2050, assuming advancements in technology, public policy, and customer behavior. In the coming year, we will continue to dedicate resources to measuring, reporting on, and reducing our environmental footprint.
We have presented additional information regarding certain of these categories below.
Environment
We understand the impact our operations have on the environment, both locally and globally. We are committed to integrating environmentally sound and sustainable business practices into everything we do and have adopted an environmental policy, which is available on our website at http://www.la-z-boy.com. Our goal is to craft high-quality products, while having the least environmental impact. We are focused on reducing waste, increasing recycling and energy efficiency, and consuming fewer resources.
As part of that responsibility, we have implemented the comprehensive environmental management program of Enhancing Furniture’s Environmental Culture (EFEC) at our manufacturing facilities. The EFEC program’s eleven elements establish measurable goals for reducing our environmental footprint. Our EFEC-registered facilities include the La-Z-Boy USA Branded manufacturing plants, La-Z-Boy Casegoods and our World Headquarters in Monroe, Michigan, which is also Leadership in Energy and Environmental Design (LEED)-certified. Located in Saltillo, Mexico, our La-Z-Boy Cut and Sew Center was the first international facility in our industry to be EFEC-registered.
In addition, we work cooperatively with our suppliers to foster compliance with applicable laws and regulations concerning environmental protection through their conformity with our Supplier Code of Conduct and Product Stewardship program.
Carbon and Climate
We are committed to reducing our energy consumption, reducing cost, optimizing capital investment for energy efficiency, reducing environmental and greenhouse gas emissions, and conserving natural resources. A majority of the Scope 1 and 2 greenhouse gases we generate are produced through the burning of fossil fuels. As a result, we have implemented an effective energy management program to reduce the consumption of fossil fuels. We are working diligently to reduce and manage our environmental footprint, including greenhouse gases. Our energy management program consists of the following elements: senior management oversight, plant energy champions, analysis of energy data, energy audits, performance goals, energy action plans, energy monitoring, and success recognition.
We continue to utilize on-site generated renewable wood fuels for the generation of steam used in production operations, heating and absorption cooling, and we sell excess wood residuals for further reuse by other industries. Wood fuel from sustainably managed forests is a renewable resource that helps reduce our use of fossil fuels, reduces greenhouse gas emissions and also reduces the volume of waste going to a solid waste landfill.
Our company-owned La-Z-Boy Furniture Galleries® stores are reducing their carbon footprint by decreasing energy use and utilizing greener construction materials and eco-friendly light bulbs, paint and flooring.
Virtual Power Purchase Agreement
In 2021, we entered into a 10-year resource-backed virtual power purchase agreement ("VPPA") with AEP Energy Partners, extending through the end of 2030. The VPPA is expected to support approximately 70,000 MWh of renewable energy per year from AEP Energy Partner’s principally owned Santa Rita East wind energy center for the term of the agreement. The company will receive renewable energy certificates (RECs) equivalent to the wind power capacity representing a significant portion of the company's current total annual domestic energy consumption. The VPPA is an example of the company's support of clean, renewable energy resources.

2021 Proxy Statement	23

Board and Corporate Governance Matters
Natural Resources
We have sourcing policies and processes in place to help us ensure we comply with the legal sourcing requirements of the Lacey Act and eliminate illegal logging activities. We obtain many of our wood materials and components from suppliers that have implemented sustainable forest management practices or from sustainable plantation-grown renewable rubber-wood. We also use many other wood- and fiber-based materials made with recycled or recovered paper. We are also constantly looking for ways to conserve water throughout our operations.
Waste and Toxicity
We demonstrate responsible environmental management by complying with applicable environmental laws, regulations and obligations in addition to working to reduce the environmental burden of waste generation and emissions to the air, water and land. We strive to ensure that any waste generated is properly disposed of in a safe and responsible manner and we also seek out opportunities for recycling, pollution prevention and efficient use of natural resources, including energy. We utilize our EFEC initiatives to develop and implement a rigorous reuse and recycling program.
Our waste management programs consist of the following elements: prevention and reduction at the source, environmentally sound recycling, proper disposal of hazardous waste, and environmentally sound disposal of non-hazardous waste. We either reuse or recycle as much packaging material as possible from our manufacturing locations, distribution warehouses or when furniture is delivered to our customers. Plastic, cardboard, metal and many other items are all recycled within our manufacturing facilities. The distribution centers have a packaging return program with our manufacturing facilities for many items (including cardboard boxes and plastic bags furniture is transported in). We recycle the packaging materials at the regional distribution centers that are not reused (including densifiers to recycle Styrofoam). Packaging associated with the furniture that our distribution centers deliver is removed prior to delivery (either reused or recycled) and re-usable furniture blankets are used to deliver furniture.
We have greatly reduced our use of landfills or other off-site disposal means since 2007, and eight of our facilities are zero waste to landfill. As part of our commitment to environmental stewardship, we continue to improve the efficiency of our operations, increase our use of recycled materials, and control raw material waste.
We continue to seek and embrace additional sustainable initiatives and best practices, including opportunities to incorporate renewable energy sources.
Shareholder Engagement
We are committed to transparent and active engagement with our shareholders to both share our perspectives and obtain valuable insight and feedback from shareholders on matters of mutual interest. Our shareholder engagement is a year-round process that may involve our Chairman, Lead Director, executive management, and members of our investor relations, corporate governance, environmental, and executive compensation teams. Throughout the year, we meet with institutional investors and analysts to inform and share our perspectives and to solicit their feedback on our performance. This includes participation in investor and industry conferences and other group and one-on-one meetings throughout the year. We also engage with the corporate governance teams of our major shareholders, through conference calls that occur during and outside of the proxy season. In FY 2021, we invited nine of our top shareholders representing over 50% of the company's outstanding common stock to engage with our Lead Director and certain members of management on various strategic and other matters, including company strategy and performance, the company's response to the COVID-19 pandemic, Board diversity and refreshment, executive compensation, human capital management, sustainability oversight and performance, and corporate governance practices. Feedback the Company receives from shareholders is regularly reported to the Board and its committees, as appropriate, and informs the Board’s deliberations on the company’s strategy, operations, governance practices, executive compensation program, and oversight of sustainability initiatives. For further discussion of our shareholder engagement on executive compensation matters, please see Shareholder Engagement and Say-on-Pay Vote on page 36.
Communication with Directors
Interested parties, including shareholders, may communicate with, or provide recommendations to, our Board, specified members or committees of the Board or the Lead Director by sending correspondence to our corporate secretary at La-Z-Boy Incorporated, One La-Z-Boy Drive, Monroe, MI 48162, and specifying in such correspondence the intended recipient or recipients of the communication or recommendation. The corporate secretary reviews and compiles all communications received, provides a summary of any lengthy or repetitive communications, and forwards them to the specified recipient director or directors. The complete communication is provided when requested by the relevant director, directors or committee.

24	La-Z-Boy Incorporated

Board and Corporate Governance Matters
Committees of the Board
We have three standing committees of the Board: the Audit, Compensation and Talent Management, and Nominating and Governance Committees. Each committee is composed of only independent directors. Each committee operates under a charter (which can be found at http://investors.la-z-boy.com, under “Corporate Governance”) and has the ability to engage independent consultants and advisors at the company’s expense to assist the committee in fulfilling its duties. Our current Lead Director serves on our Audit Committee and Compensation and Talent Management Committee and generally attends the meetings of the Nominating and Governance Committee. The current membership and chair of each of the committees are shown in the table below. To support smooth Board leadership transitions and refreshment, the Board intends to appoint Mr. Lawton as Lead Director, Ms. Peters as chair of the Audit Committee, and Mr. Hackett as chair of the Nominating and Governance Committee following the Annual Meeting, which will allow for overlap with the current directors serving in those leadership roles prior to their anticipated retirements over the next two years pursuant to the director retirement age provision of our Corporate Governance Guidelines. Following his proposed election as Lead Director, Mr. Lawton will continue to be a member of the Audit Committee.

Name	Audit	Compensation and Talent Management	Nominating and Governance
Kurt L. Darrow (Chairman)
Sarah M. Gallagher
James P. Hackett			(Proposed Chair)
Janet E. Kerr
Michael T. Lawton (Proposed Lead Director)	(Chair)
H. George Levy, MD
W. Alan McCollough (Lead Director)
Rebecca L. O'Grady		(Chair)
Lauren B. Peters	(Proposed Chair)
Dr. Nido R. Qubein			(Chair)
Melinda D. Whittington
Audit Committee

Members: Michael T. Lawton (Chair)
James P. Hackett
W. Alan McCollough
Rebecca L. O'Grady
Lauren B. Peters (Proposed Chair)
FY 2021 meetings: 9
Independence: Each member of the committee is independent and financially literate
Audit Committee Financial Expert: Each member of the committee is an “audit committee financial expert,” as defined by the SEC

Key risk oversight and other duties:
•Financial reporting process
•Ethics and compliance-related matters
•Legal and regulatory compliance matters
•Effectiveness of our internal and external audit functions
•Selection and oversight of our independent registered public accounting firm

The Audit Committee monitors the independence of the company’s independent registered public accounting firm, annually requests and reviews the firm’s written statement of relationships with the company, and reviews and limits our use of the firm for non-audit work. The committee reviews the staff assigned to our audit and ensures the lead partner is rotated at least once every five years. The committee discusses with management and our independent registered public accounting firm the quality and adequacy of our internal controls over financial reporting.
Report: The Audit Committee Report is set forth beginning on page 27 of this Proxy Statement.

2021 Proxy Statement	25

Board and Corporate Governance Matters
Compensation and Talent Management Committee

Members: Rebecca L. O'Grady (Chair)
Sarah M. Gallagher
Janet E. Kerr
Michael T. Lawton
W. Alan McCollough
H. George Levy, MD
Dr. Nido R. Qubein
FY 2021 meetings: 8
Independence: Each member of the committee is independent; each is an “outside director” and a “non-employee director” as defined for purposes of the Internal Revenue Code and Securities Exchange Act of 1934, as amended,

Key risk oversight and other duties:
•Compensation of executive officers
•Executive and senior management incentive compensation program
•Director equity and cash compensation program
•In conjunction with the Board, evaluating the CEO’s performance
•Human capital management, including succession planning, talent management, employee engagement, and diversity, inclusion and belonging

The Compensation and Talent Management Committee receives advice on executive compensation matters from outside compensation consultants. Each year, the committee reviews and discusses the independence of its independent compensation consultants and has determined that its independent compensation consultant, FW Cook, is independent and that their work for the committee does not raise any conflicts of interest.
Report: The Compensation and Talent Management Committee Report is set forth on page 29 of this Proxy Statement.
Nominating and Governance Committee

Members: Dr. Nido R. Qubein (Chair)
Sarah M. Gallagher
James P. Hackett (Proposed Chair)
Janet E. Kerr
H. George Levy, MD
Lauren B. Peters
FY 2021 meetings: 3
Independence: Each member of the committee is independent
Key risk oversight and other duties: •Board governance practices •Identification and evaluation of director candidates •In conjunction with the Board, enterprise risk management process
The Nominating and Governance Committee makes recommendations on general corporate governance issues, including the size, structure, and composition of the Board and its committees. The committee also assists the Board in ensuring that all risks are monitored by the Board or the appropriate standing committee. See “Risk Oversight” above for further discussion of our risk oversight process.
Director Compensation
Only our non-employee directors are compensated for service on the Board. Non-employee director compensation is determined by the Board, after considering the recommendation of the Compensation and Talent Management Committee. In February 2020, the committee asked its independent compensation consultant, Frederic W. Cook & Co., Inc., to provide an independent assessment of the director compensation program to evaluate its continued alignment with peer companies and sound governance practices. Based on such assessment and the recommendation of the Compensation and Talent Management Committee, the Board approved increasing the annual cash retainer from $80,000 to $85,000 and the annual equity grant value from $100,000 to $105,000 (as rounded up to provide for a whole number of restricted stock units), and made no other changes to director compensation.
For FY 2021, the Board approved as compensation for our non-employee directors a combination of cash and restricted stock units (“RSUs”), as shown below. As part of our action plan in response to the COVID-19 pandemic, the non-employee directors forewent their cash compensation (comprised of the annual cash retainer and, if applicable, committee chair cash retainer or lead director cash retainer) from March 29, 2020 to August 1, 2020. During FY 2021, Mr. Darrow was an executive of the company and was not compensated separately for his service on the Board.
Annual Cash Retainer: For each non-employee director, an annual cash retainer of $85,000.
Committee Chair Cash Retainers: For the chairs of our Audit, Compensation and Talent Management, and Nominating and Governance Committees, an additional cash retainer of $20,000, $15,000, and $10,000, respectively.

26	La-Z-Boy Incorporated

Board and Corporate Governance Matters
Lead Director Cash Retainer: For our independent Lead Director, an additional cash retainer of $30,000.
Equity Grant (RSUs): We granted each non-employee director 3,274 restricted stock units with a grant date value of $105,030. Each RSU is equivalent in value to a share of our common stock. We award and pay in cash dividend equivalents on RSUs at the same time and in the same amount as dividends declared on our common shares. The RSUs do not include voting rights. The RSUs vest and are settled, in shares only, when the director leaves the Board.
Miscellaneous: We reimburse directors for their cost of travel, lodging, and related reasonable expenses incurred in the performance of their duties, including for participation in director education programs. We provide membership in the National Association of Corporate Directors for each director. Each director is eligible to purchase our products from us at a discount.
FY 2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	RSU Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sarah M. Gallagher	63,750	105,030	5,659	174,439
James P. Hackett	18,653	55,015	217	73,885
Edwin J. Holman(4)	8,889	0	3,393	12,282
Janet E. Kerr	63,750	105,030	21,480	190,260
Michael T. Lawton	78,750	105,030	9,061	192,841
H. George Levy, MD	63,750	105,030	22,772	191,552
W. Alan McCollough	86,250	105,030	22,772	214,052
Rebecca L. O'Grady	73,792	105,030	2,312	181,134
Lauren B. Peters	63,750	105,030	5,659	174,439
Dr. Nido R. Qubein	71,250	105,030	22,772	199,052
(1)Includes annual cash retainer, Lead Director cash retainer, and committee chair cash retainers. Reflects the temporary foregoing of the cash compensation for our non-employee directors effective from March 29, 2020 to August 1, 2020.
(2)Reflects the grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and calculated based on the closing stock price on the grant date multiplied by the number of shares of our common stock subject to the RSU award. The total number of RSUs held by each non-employee director as of April 24, 2021, is shown in the Security Ownership of Directors and Executive Officers table on page 60. As of such date, our non-employee directors also held RSUs settleable in cash as follows: Ms. Kerr – 12,927 units, Dr. Levy – 16,514 units, Mr. McCollough – 16,514 units, and Dr. Qubein – 16,514 units.
(3)Reflects payments of dividend equivalents on RSUs at the time and in the amount that dividends were declared for common shares.
(4)Mr. Holman retired from the Board on September 1, 2020.

2021 Proxy Statement	27

AUDIT MATTERS
Proposal 2: Ratification of Selection of Independent
Registered Public Accounting Firm
The Audit Committee selects the company’s independent registered public accounting firm and manages all aspects of the relationship, including the firm’s compensation, retention, replacement, and scope of work. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. In accordance with SEC rules, the lead partner overseeing the company's independent audit engagement rotates every five years and the Audit Committee and its chair are directly involved in the company's selection of the lead engagement partner. Such lead partner rotation occurred as of the beginning of FY 2021.
The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the company’s independent registered public accounting firm (“independent auditor”) for FY 2022. PricewaterhouseCoopers acted as our independent auditor for FY 2021 and has served as the company’s independent auditor since 1968. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers as the company’s independent auditor is in the best interests of the company and its shareholders. Representatives of PricewaterhouseCoopers will be available at the Annual Meeting to answer questions and will have the opportunity to make a statement.
We ask you to ratify the selection of PricewaterhouseCoopers as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board and the Audit Committee submit the selection of PricewaterhouseCoopers to you for ratification as a matter of good corporate practice. The Audit Committee may reconsider the selection if it is not ratified. In addition, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.
Our management will present the following resolution at the Annual Meeting:
RESOLVED, the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal year 2022 is ratified.

✓	THE BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 2
Audit Committee Report
In accordance with the charter adopted by the Board, the Audit Committee assists the Board of Directors in overseeing our financial reporting process, internal controls and procedures, and compliance with legal and regulatory requirements. Management is responsible for the company’s financial reporting process and related internal controls, while the independent registered public accounting firm is responsible for independently auditing the company’s financial statements and internal controls in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). The current Audit Committee charter, which provides more information regarding the committee’s responsibilities and processes, is available on the La-Z-Boy website at http://investors.la-z-boy.com, under “Corporate Governance.”
The Audit Committee selects the company’s independent registered public accounting firm and manages all aspects of the relationship, including the firm’s compensation, retention, replacement, and scope of work. In selecting PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for FY 2022, the committee evaluated the firm’s independence, including reviewing the written disclosures and letter from PricewaterhouseCoopers LLP required by the PCAOB, and discussed with PricewaterhouseCoopers LLP its independence. The committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The committee also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the company is compatible with the firm’s independence. The committee determined that PricewaterhouseCoopers LLP is independent of the company and management.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the company’s audited financial statements for the fiscal year ended April 24, 2021.

28	La-Z-Boy Incorporated

Audit Matters
The Audit Committee met nine times during FY 2021. The committee regularly meets with the senior members of the company’s financial management team and the company’s independent registered public accounting firm. The committee selectively met with key managers of the company to review or discuss potential financial risks related to the company. The committee also regularly met in executive sessions, in separate private sessions with PricewaterhouseCoopers LLP, the key members of the senior management team and the internal audit team. At these meetings, the committee discussed the company’s financial estimates and judgments, internal controls over financial reporting, accounting principles, and regulatory compliance.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in La-Z-Boy’s Annual Report on Form 10-K for the fiscal year ended April 24, 2021, for filing with the SEC.
The Audit Committee
Michael T. Lawton, Chair
James P. Hackett
W. Alan McCollough
Rebecca L. O'Grady
Lauren B. Peters
Audit and Other Fees
For professional services rendered to the company for FY 2020 and FY 2021, PricewaterhouseCoopers has billed us as follows:

	FY 2021	FY 2020
Audit Fees	$2,223,000	$2,154,000
Audit-Related Fees	0	0
Tax Fees	197,000	79,000
All Other Fees	3,000	3,000
Total Fees	$2,423,000	$2,236,000
Audit Fees: Consist of fees for the audit work performed on our annual financial statements included in our annual report on Form 10-K, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Form 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.
Audit-Related Fees: Consist of fees for assurance and related services that are traditionally performed by the independent registered public accounting firm.
Tax Fees: Consist of fees for services related to tax compliance and other tax services. For FY 2021, these services related primarily to tax advisory services for the following: employee retention credits resulting from the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and research tax credits.
All Other Fees: Consist of subscription fees for PricewaterhouseCoopers’ accounting research software tool and disclosure checklist tool in FY 2021.
Pre-Approval Policy and Procedures
The Audit Committee has a policy that all audit and non-audit services provided by our independent auditor must be approved in advance by the Audit Committee. Between meetings of the Audit Committee, the committee has delegated authority to review and approve such services to its chair. Any such approval by the chair must be reported to the entire Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee approved all audit and non-audit services provided by the independent auditor, PricewaterhouseCoopers, in FY 2021 in accordance with its policy.

2021 Proxy Statement	29

COMPENSATION MATTERS
Proposal 3: Advisory Resolution to Approve the Compensation of our Named Executive Officers
Pursuant to regulations under Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we ask you to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC, including Item 402 of the SEC’s Regulation S-K.
As described in detail in the Compensation Discussion and Analysis, we seek to closely align the interests of our named executive officers with those of our shareholders. We have endeavored to design our compensation program to reward our named executive officers for individual and company-wide achievements without encouraging them to subject our company to excessive risks. Before voting on this proposal, please read the Compensation Discussion and Analysis and review the compensation disclosure tables and related narrative discussion. Those materials provide a detailed explanation of our executive compensation philosophy and practices.
The vote on this resolution is not intended to address any specific element of compensation but is instead a vote on approving the overall compensation of our named executive officers as described in this Proxy Statement. While the vote is non-binding, we value the opinion of our shareholders, and will consider the outcome of the vote when making future named executive officer compensation decisions.
Our management will present the following resolution at the Annual Meeting:
RESOLVED, the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S–K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

✓	THE BOARD RECOMMENDS YOU VOTE “FOR” PROPOSAL 3
Compensation and Talent Management Committee Report
The Compensation and Talent Management Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation and Talent Management Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 24, 2021.
The Compensation and Talent Management Committee
Rebecca L. O'Grady, Chair
Sarah M. Gallagher
Janet E. Kerr
Michael T. Lawton
H. George Levy, M.D.
W. Alan McCollough
Dr. Nido R. Qubein

30	La-Z-Boy Incorporated

Compensation Matters
Compensation Discussion and Analysis
This section describes our executive compensation philosophy and the material components of our executive compensation program for our named executive officers (“NEOs”). We also explain how and why the Compensation and Talent Management Committee of our Board (or the "Compensation Committee") made the specific compensation decisions involving the NEOs for FY 2021, which ended on April 24, 2021.

Roadmap
Executive Summary
FY 2021 Financial Performance Highlights
Leadership Transition
Compensation Philosophy
Pay-for-Performance Overview
CEO Pay-for-Performance Alignment
Shareholder Engagement and Say-on-Pay Vote
Key Executive Compensation Program Changes for FY 2021
Overview of Key Compensation Practices

Executive Compensation Framework Compensation Objectives Compensation Mix Overview of Executive Compensation Program Elements
Determining Executive Compensation Compensation Committee's Role Pay-Setting Process Methodology and Peer Group
CEO and Other NEO Compensation Base Salaries Incentive Compensation Retirement Benefits
Governance Features and Other Benefits Executive Management Stock Ownership Guidelines Severance Benefits Recoupment of Incentive Payments

Our FY 2021 NEOs are:

Kurt L. Darrow(1)

Chairman, President and Chief Executive Officer
Melinda D. Whittington(2)

Senior Vice President and Chief Financial Officer
Darrell D. Edwards

Senior Vice President and Chief Operating Officer
Otis S. Sawyer

Senior Vice President and President, La-Z-Boy Portfolio Brands
Stephen K. Krull(3)

Vice President, General Counsel and Secretary
(1)On February 16, 2021, the Company announced Mr. Darrow's retirement as President and Chief Executive Officer, effective April 25, 2021. References to CEO in this Compensation Discussion and Analysis refer to Mr. Darrow as he served as President and Chief Executive Officer for the entirety of FY 2021.

(2)On February 16, 2021, the Company announced that its Board of Directors elected Ms. Whittington to succeed Mr. Darrow as President and Chief Executive Officer, effective April 25, 2021.
(3)On December 10, 2020, the Company announced Mr. Krull's decision to retire from the Company, effective in 2021.

2021 Proxy Statement	31

Compensation Matters
Executive Summary
FY 2021 Financial Performance Highlights

Revenue of	GAAP operating income of	Non-GAAP operating income of
$1.7B	$136.7M	$156.6M
1.8% increase from FY 2020	15.1% increase from FY 2020	12.5% increase from FY 2020

GAAP diluted EPS of	Non-GAAP diluted EPS of	Amount returned to shareholders through share repurchases and dividends
$2.30	$2.62	$60.7M
38.6% increase from $1.66 in FY 2020	21.3% increase from $2.16 in FY 2020	1.3% decrease from FY 2020

See Appendix A of this Proxy Statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Agile Management of Shifting Near-term Priorities with Continued Focus on Long-term Growth
In FY 2021, we believe our financial performance reflected that we agilely and effectively managed our business as near-term operational priorities shifted due to the COVID-19 pandemic while maintaining our focus on long-term growth and success.
Despite a challenging year due to the COVID-19 pandemic, related macroeconomic uncertainty, and supply chain disruption, we closed the fiscal year with $1.7 billion in sales, generated $310 million in cash from operating activities, and returned $60.7 million to shareholders through share repurchases and dividends. The record demand across all of our business units coupled with the continuing challenges and uncertainty in the external environment required us to remain agile in managing our business. With the strong La-Z-Boy brand, the excellent performance of our Retail division, which validates the benefit of our integrated retail model, the growth of our Joybird business, and a solid financial foundation, our experienced and engaged leadership team is focused on remaining an industry leader and gaining additional market share.
Over the course of FY 2021, we remained focused on the priorities highlighted on the following page to deliver on our fundamental goal of providing long-term value to our shareholders:

32	La-Z-Boy Incorporated

Compensation Matters

Q1 FY 2021
Following an approximately month-long suspension of operations due to the COVID-19 pandemic, we effectively and safely managed the re-start of production at our manufacturing facilities, and the reopening of most of our La-Z-Boy Furniture Galleries® stores.
We prioritized our commitment to keep our employees, customers and other stakeholders healthy, safe, and well as they built, designed, selected, purchased, or delivered our furniture products. We supported those of our employees who were furloughed during this time by paying for continued health benefits coverage and by the beginning of July 2020, the majority of our previously-furloughed employees had returned to work.
In the beginning of June 2020, we made difficult decisions to prepare our company for success in the external environment marked by COVID-19 and uncertainty on the timing of a full economic recovery and reduced our global workforce by approximately 10%. This included the closure of our Newton, Mississippi upholstery manufacturing facility.

By the beginning of July, we had reinstated the full salaries of our salaried employees, whose salaries had been temporarily reduced by 25% since March 2020. However, we did not reinstate the full salaries of our NEOs until the beginning of Q2 FY 2021.
We supported others in our communities by making and donating hundreds of thousands of masks and tens of thousands of medical gowns to healthcare workers and offering masks to our suppliers for their workforces. We also donated recliners to local hospitals for healthcare workers and donated $1 million of furniture to frontline healthcare workers through our #OneMillionThanks campaign.

Q2 FY 2021
We saw continued disruption in the supply chain and uncertainty about the future course of the pandemic and the economy.
We began to see high levels of demand for our products as consumers allocated more discretionary spending to home furnishings. As a result, the unprecedented demand for our products outpaced our production capacity.
Our supply chain team demonstrated agility and flexibility to identify ways to increase production capacity on both an opportunistic and permanent basis. We increased capacity by adding manufacturing cells at our Mexico Cut-and-Sew Center, adding full second shifts and weekend production shifts to our U.S. plants, and temporarily re-activating a portion of our Newton, Mississippi upholstery manufacturing facility.
The broader La-Z-Boy Furniture Galleries® network, including our company-owned stores, exhibited strength in written same-store sales, validating the power of our iconic La-Z-Boy brand and consumers’ ability to avail themselves of our full product offerings and many resources, including free design services, despite the challenges of the pandemic.

Q3 FY 2021
As the increased demand trends continued, we opened a leased upholstery assembly plant in San Luis Rio Colorado, Mexico.
As we moved through FY 2021, we made progress with Joybird, our direct-to-consumer e-commerce company, as it became profitable for the first time since its acquisition. Joybird brings to our company a new consumer through a new channel and, as we leverage our supply chain across its business, we remain confident in Joybird's prospects to deliver long-term value to La-Z-Boy.

Q4 FY 2021
Although we faced multiple challenges throughout the year, including escalating costs and shortages for raw materials, freight delays, managing the training and ramp up of an expanding workforce, and focusing on keeping our employees safe and healthy, our team remained nimble and continued to increase monthly production to better serve our customers.
We implemented a vaccine support payment for our U.S.-based employees who complete the COVID-19 vaccine series. The support payment is being provided to help employees remove barriers that come with the vaccine process, such as missing work, arranging for childcare, or incurring transportation costs.

2021 Proxy Statement	33

Compensation Matters
Leadership Transition
Following engaged and robust succession planning by our Board, Melinda D. Whittington was elected by the Board as our President and Chief Executive Officer, effective April 25, 2021. In connection with her election as President and Chief Executive Officer, Ms. Whittington’s annualized base salary was increased to $900,000, her short-term cash incentive target award opportunity under the terms of the Company’s 2017 Omnibus Incentive Plan will be 110% of her eligible earnings during fiscal year 2022, and her target long-term incentive equity award value at the time of grant for fiscal year 2022 will be $2,500,000. Ms. Whittington succeeded Kurt L. Darrow, who retired as our President and Chief Executive Officer effective on such date, after more than 42 years with the Company. Mr. Darrow will continue to serve as Chairman of the Board and as a director, subject to re-election at the 2021 Annual Meeting of Shareholders, for a transition period until the earlier of April 30, 2022, and his termination of service as a member of the Board for any reason (the "Transition Period"). In conjunction with his retirement as President and CEO, we entered into a Transition Agreement with Mr. Darrow, pursuant to which he provides transition advisory services to the Company during the Transition Period. Pursuant to the Transition Agreement, the Board approved the following compensation arrangements for Mr. Darrow's services as Chairman: (i) a supplemental annual cash retainer of $100,000, subject to pro ration for any partial quarters, and (ii) the annual compensation typically provided to the Company’s non-employee directors. This compensation was determined by the Board in consultation with its independent compensation consultant. The Board also elected Ms. Whittington as a director, with her initial Board term expiring at the 2021 Annual Meeting of Shareholders.
Compensation Philosophy
Our compensation philosophy is to provide a total direct compensation ("TDC") opportunity generally targeted to the median of the competitive market, with consideration of performance, skills, experience and other factors in setting individual pay levels. The majority of each NEO’s annual target compensation is at-risk with the amount realized, if any, based on company and stock price performance. The pay level and at-risk portion increases as an NEO assumes greater levels of responsibility with greater potential impact on the company. Accordingly, our CEO’s pay level and at-risk pay portion are higher than those of other officers due to his greater level of responsibility.
Pay-for-Performance Overview
Our company’s performance drove our NEO compensation in FY 2021. Our annual Management Incentive Plan (“MIP”) and our performance-based shares for the FY 2019-2021 performance period utilized a subset of the following performance metrics: net sales, operating profit, operating cash flow, and relative total shareholder return ("rTSR"). Based on the company's performance, our NEOs earned the following incentive payouts:

2021 MIP 150% Payout
Our company financial performance exceeded the maximum performance goals for sales and operating profit (the two performance metrics that are measured by the MIP), reflecting strong performance during the last three quarters of the fiscal year offset by the significant impact of the COVID-19 pandemic in the first quarter. NEOs received a payout under the FY 2021 MIP that was at the maximum payout level, commensurate with the achievement level of the pre-established performance goals.

2019-2021 LTIP 111% Payout
Over the three-year performance period, our company financial performance exceeded the target levels for net sales in only one annual period and was near or above the target levels for operating cash flow in each annual period, two of the performance metrics that are measured for the performance period of the FY 2019-2021 performance-based share award. The third metric, rTSR, was above target for the cumulative three-year performance period. Overall, NEOs received a payout for the 2019-2021 performance-based share award that was above the target vesting level, commensurate with the achievement level of the pre-established performance goals.

34	La-Z-Boy Incorporated

Compensation Matters
CEO Pay-for Performance Alignment
The chart below compares the target versus realizable TDC for Mr. Darrow measured as of the end of FY 2021. Over the past three fiscal years, Mr. Darrow's realizable TDC was 125% of his target TDC, which we believe reflects both the rigor of the performance goals set by the Compensation Committee and the company's total shareholder return ("TSR") performance over the same time period.
The chart below compares the realizable TDC for Mr. Darrow relative to our peer group companies, with realizable pay for the past three fiscal years valued as of our fiscal year end, April 24, 2021.
For purposes of the above charts, we have included the following elements in calculating "realizable pay" for the company and our peer groups companies:
•actual base salary paid,
•actual bonus earned for the year (typically paid in the subsequent year),
•for long-term incentives, the intrinsic value as of the applicable measurement date,
•for stock options, the in-the-money value of stock options granted in last three years (vested and unvested) as of the applicable measurement date,
•for restricted stock or stock units, the number of shares granted multiplied by the stock price as of the applicable measurement date, adjusted for dividend reinvestments,
•for performance shares, shares earned or target awards for cycles beginning in the last three years multiplied by the stock price as of the applicable measurement date, adjusted for dividend reinvestments, and
•for performance cash, the dollar amount earned or target awards for cycles beginning in last three years.

2021 Proxy Statement	35

Compensation Matters
Shareholder Engagement and Say-on-Pay Vote
Our say-on-pay resolution with respect to the FY 2020 NEO compensation program received 95% support at our 2020 Annual Meeting of Shareholders. For a description of our on-going shareholder engagement efforts, please see page 24. In FY 2021, we invited nine of our top shareholders representing over 50% of the company's outstanding common stock to engage with our Lead Director, the chair of the Compensation Committee (for certain of these meetings), and selected members of management on various strategic and other matters, including company strategy and performance, the company's response to the COVID-19 pandemic, Board diversity and refreshment, executive compensation, human capital management, sustainability oversight and performance, and corporate governance practices.
The Compensation Committee and the Board reviewed a comprehensive summary of the shareholder feedback received over the past several years on executive compensation-related matters. While shareholders have been generally supportive of our executive compensation program and approved of the extent to which it is performance-based, the Compensation Committee made a change to the design of our FY 2021 executive compensation program that it believes is responsive to shareholder feedback we received in the prior two years: for the FY 2021 - 2023 performance-based share awards, approved a change to equally weight performance in each year of the three-year performance period for net sales and operating cash flow compared to the prior design of placing greater weighting in the first and second years of the three-year performance period (with rTSR performance continuing to be measured on a three-year cumulative basis).
Key Executive Compensation Program Changes for FY 2021
Continued Commitment to Our Compensation Philosophy and Overall Incentive Program Design
Despite the uncertainty and disruption caused by the COVID-19 pandemic, the Compensation Committee did not make major structural executive compensation program changes with respect to FY 2021, reflecting its continued commitment to our compensation philosophy and overall incentive program design. For example, the performance metrics approved for the FY 2021 MIP and the FY 2021-2023 performance-based share awards remain unchanged from the prior year, when performance metrics were selected before the onset of the pandemic.
Base Salary Reductions
As part of our COVID-19 Action Plan, the Compensation Committee approved temporary base salary reductions of 50% for our NEOs, which took effect on March 29, 2020, and remained in effect until August 1, 2020.
Delayed But Rigorous Performance Goal Setting
Performance goals are typically set for the Company’s annual incentive plan and long-term incentive equity awards at the beginning of the fiscal year, which was when the unprecedented and uncertain nature of the pandemic was still unfolding. The Compensation Committee made the annual grants in June but delayed setting the FY 2021 performance goals until August 2020 to allow for the impact of the COVID-19 pandemic to be more fully understood so that more meaningful and appropriately rigorous and challenging performance goals could be set. The Compensation Committee approved the goals in August 2020.
Reduced Maximum Payout Opportunity Under the MIP
In order to reflect the severe impact of the COVID-19 pandemic in the first quarter of FY 2021 on the company's shareholders, employees, and other stakeholders and delayed goal setting, the Compensation Committee reduced the maximum payout opportunity under the FY 2021 MIP by 25% (i.e., payouts are capped at 150% of target as compared to the 200% maximum payout opportunity under the FY 2020 MIP). In addition, in setting the financial performance targets, the Compensation Committee considered the historical Q1 FY 2021 financial performance and the uncertainty in forecasted performance due to the COVID-19 pandemic, and determined that it was appropriate to reduce the maximum payout opportunity by 25%.
Long-term Incentive Equity Awards
In light of the uncertainty created by the COVID-19 pandemic, the Compensation Committee approved certain modest design changes to better align the interests of our NEOs with shareholders. The FY 2021 equity mix reverted back to the mix used in FY 2019 and prior years of 50% performance-based shares and 50% stock options. This change did not reduce the percentage allocation of performance-based shares within the equity mix and was made to more closely align the interests of our NEOs with the interests of our shareholders, who, at the time of grant, had experienced the negative impact of the COVID-19 pandemic on TSR due to a lower stock price.
The performance metrics approved for the FY 2021-2023 performance-based share awards are the same as those for the FY 2020-2022 performance-based share awards. For the FY 2021-2023 performance-based share awards, the Compensation Committee increased the relative weighting of the rTSR performance metric in order to more closely align the interests of our NEOs and senior management with those of our shareholders.
The Compensation Committee will continue to evaluate our executive compensation program to align and incentivize our NEOs and other members of senior management with the company’s short and long-term goals.

36	La-Z-Boy Incorporated

Compensation Matters
Overview of Key Compensation Practices

What We Do
✓	Pay for performance – Our NEO compensation program emphasizes variable pay over fixed pay. A majority of their target annual compensation is at-risk and linked to our financial or stock performance
✓	Establish and monitor compliance with stock ownership guidelines for executives – Our expectations for stock ownership further align NEOs’ interests with those of our shareholders
✓	Use rTSR in long-term performance-based share awards
✓	Require company contributions to the Performance Compensation Retirement Plan to be determined by company performance
✓	Mitigate undue risk – we have maximum caps on potential incentive payments and a clawback policy on performance-based compensation
✓	Appoint only independent directors to the Compensation Committee
✓	The Compensation Committee engages an independent compensation consultant to assist it and the Board with executive compensation program design and review
✓	Provide severance and change-in-control arrangements that are designed to be aligned with market practices, including the use of double-trigger change-in-control severance agreements
✓	Prohibit hedging and short sales by executive officers and directors

What We Don’t Do
✗	Do not provide employment agreements
✗	Do not gross up excise taxes upon a change in control
✗	Do not reprice options without shareholder approval
✗	Do not pay dividends on unearned performance-based shares or units
✗	Do not have single trigger vesting of equity-based awards upon a change in control
✗	Do not provide excessive perquisites

2021 Proxy Statement	37

Compensation Matters
Executive Compensation Framework
Compensation Objectives
We design our executive pay program to support our business strategy and provide meaningful award opportunities that are aligned with the achievement of strategic and financial objectives.
•Pay for performance. We provide the majority of our NEOs' target TDC in annual and long-term incentive awards that are earned, or increase in value, based on company and/or stock performance.
•Reward for TSR. We align our NEOs’ interests with our shareholders’ interests by providing a significant portion of their annual target pay opportunity in the form of long-term equity incentives (for FY 2021, performance-based shares and stock options) whose value is dependent on our stock price and absolute TSR performance, and by basing a portion of the performance-based share awards on rTSR.
•Require significant stock ownership. We require our NEOs to own meaningful amounts of our stock over a sustained period to align their interests with the interests of long-term shareholders.
•Provide market competitive opportunities. We design our compensation packages, including base salaries and incentive opportunities, to be market competitive based on data from U.S. retailers, and manufacturers with a retail focus.
•Manage costs. In designing our executive pay program, we take into account the cost of various elements (share usage, cash flow, and accounting impacts).
Compensation Mix
In line with our pay-for-performance philosophy, the majority of each NEO’s target TDC is performance-based and therefore, “at risk.” Target TDC is composed of base salary, target annual bonus, and the target value of annual long-term equity incentives. Target TDC is used in the competitive review of target pay opportunities for each NEO. The chart below shows the percentage of each element in the target TDC for our CEO and the average for our other NEOs.

CEO
21.5%
Base Salary
27.0%
Performance-Based Shares
27.0%
Stock Options
24.5%
Target MIP
78.5%
At Risk

Other NEOs (average)

36%
Base Salary
24%
Target MIP
20%
Performance-Based Shares
20%
Stock Options
64%
At Risk

38	La-Z-Boy Incorporated

Compensation Matters
Overview of Executive Compensation Program Elements
To best achieve our objectives for the executive pay program, we provide a compensation package composed of the following primary elements:

Component	Description	Performance- Based?	Page Reference
Base Salary	Fixed compensation for services rendered.	No1	See pg. 41
Management Incentive Program (MIP)	Short-term incentive plan that pays cash bonuses to participants based on performance against pre-established goals for net sales and operating profit.	Yes	See pg. 41
Long-Term Incentives
Annual equity awards (for FY 2021, stock options and performance-based shares)
•    Stock options attain value only if our stock price increases following the date of grant.
•    Performance-based shares are earned based on performance against pre-established goals for net sales and operating cash flow, and TSR relative to the S&P 600 Consumer Durables and Apparel sub-index.
		Yes	See pg. 43
Retirement Benefits
A qualified 401(k) plan and non-qualified executive deferred compensation plan. Amounts contributed to 401(k) and deferred compensation plans are determined by an NEO’s election. Matching contributions to 401(k) plans in excess of IRC limitations may be credited to the executive deferred compensation plan.
		No2	See pg. 46
Performance Compensation Retirement Plan
A non-qualified retirement account to which contributions (percentage of the sum of base salary plus bonus earned) are made by the company depending on performance relative to pre-established performance criteria (for FY 2021, operating income).
		Yes	See pg. 46
(1)    Although base salary is not tied to the achievement of performance goals, the Compensation Committee considers performance in making any adjustments to base salaries.
(2)    NEOs may only contribute or elect to defer amounts earned and paid during the year (i.e., actual base salaries and bonuses earned).
The mechanics of these pay elements and our pay decisions are detailed below. In addition, we have change-in-control agreements with our NEOs, and they participate in a severance plan. Additional information regarding the change-in-control agreements and executive severance plan can be found on page 48. We believe these elements assist us in attracting and retaining quality executive talent and support continuity of our leadership.
Determining Executive Compensation
Compensation Committee’s Role
Each year, the Compensation Committee reviews and approves the overall design of our executive pay program and all pay elements for the NEOs. The CEO, chief financial officer, and chief human resources officer provide input on program design (including goals and weighting) and information on the company’s and the furniture industry’s performance.
The Compensation Committee has sole authority to retain and terminate consultants used by the Compensation Committee to evaluate executive compensation. For FY 2021, the Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent executive compensation consultant to advise the committee on matters related to executive compensation. Under the Compensation Committee’s direction, FW Cook interacted with members of the senior executive team to provide insight into company and industry practices, emerging best practices and market trends.
The Compensation Committee annually reviews the independence of its consultants by considering the factors specified in the NYSE’s rules related to compensation advisor independence. With respect to FY 2021, FW Cook provided a report addressing the following factors: (1) other services the consultant provided to us, if any; (2) the fees we paid as a percentage of the consultant’s total revenue; (3) the consultant’s policies and procedures designed to prevent a conflict of interest; (4) any business or personal relationship of the consultant with a member of the committee; (5) any company stock owned by the consultant; and (6) any business or personal relationships between our executive officers and the consultant. In FY 2021, the Compensation Committee discussed FW Cook’s independence along with these factors and concluded that FW Cook’s work did not present any conflict of interest.

2021 Proxy Statement	39

Compensation Matters
Pay-Setting Process Methodology and Peer Group
For each NEO, we establish a salary range and the target annual and long-term incentive award opportunities after considering market median pay levels. In setting individual pay levels, we consider market pay data and company performance. We also consider each NEO’s duties and responsibilities, skills, experience, and performance, as well as our business needs, cost, and internal pay equity.
In setting individual NEO pay levels and opportunities, the Compensation Committee annually reviews compensation data and practices for a peer group of companies in sectors in which the company generally competes to attract talented, high-performing executives. Reflecting the company's business model, the company seeks executive talent with one or more of retail, wholesale, manufacturing and e-commerce experience. Because the company has few competitors comparable in terms of its vertically-integrated business model, its peer group includes a mix of such types of companies.
The Compensation Committee worked with FW Cook to review and approve the current peer group of companies. FW Cook screened for potential peers:

✓	in similar industries	✓	in similar geographies
✓	with a business focus on furniture	✓	with robust supply chain and manufacturing operations
✓	with recognizable brands	✓	with brick-and-mortar and online retail presence
✓	of similar size
The Compensation Committee evaluates each peer company annually to determine whether its inclusion remains appropriate. Based on its review and the advice of FW Cook, the Compensation Committee initially made no changes to the peer group from the prior year. The Compensation Committee generally believes that peer group consistency from year to year maximizes year-over-year comparability. The peer group used to evaluate executive compensation decisions is composed of the following 16 publicly-traded companies:
Peer Group

Aaron’s, Inc. Callaway Golf Company Ethan Allen Interiors, Inc. Haverty Furniture Companies, Inc. Herman Miller, Inc. HNI Corporation	Interface, Inc. Knoll, Inc. Libbey Inc. Overstock.com, Inc. Pier 1 Imports, Inc. RH	Sleep Number Corporation Steelcase Inc. Tempur Sealy International, Inc. Wolverine Worldwide, Inc.

During FY 2021, based on its review and the advice of FW Cook, the Compensation Committee approved the following changes to the peer group: removing Libbey Inc. and Pier 1 Imports, Inc., each of which have filed for bankruptcy, and replacing them with Helen of Troy Limited and iRobot Corporation.
The following chart illustrates the company's position compared to the FY 2021 peer group median of revenue, market capitalization, operating income, total assets, and number of employees (calculated using data provided to the Compensation Committee by FW Cook in April 2019):

Company Size Comparisons Relative to Peers
Revenue
49%
Operating Income
54%
Market capitalization
(as of 3/31/19)
56%
Total Assets
40%
Total Employees
80%

40	La-Z-Boy Incorporated

Compensation Matters
To aid in its oversight of our executive compensation program, in November 2020, the Compensation Committee requested that FW Cook conduct a competitive review of target pay opportunities for each of the NEO positions. The analysis included base salary, short-term incentives, and long-term incentives and compared the compensation of the NEOs within the peer group companies, supplemented by data from third-party general industry surveys. The FY 2021 target TDC of our NEOs, on average, was aligned with the median TDC for corresponding executives among the peer companies.
In addition, the Compensation Committee annually reviews current and historical compensation for the NEOs, as well as estimated amounts to be paid to the NEOs under various employment termination situations, including severance and a change in control of the company. Periodically, we also review market practices for executive retirement benefits and deferred compensation plans.
Our process for setting compensation for our NEOs includes a formal, individual performance evaluation each year for each NEO. The independent members of our board of directors assess our CEO’s performance each year. This assessment includes an evaluation of critical areas, including customer relations, human capital, shareholder value, operating results, and strategic goals. Every third year, the committee’s independent compensation consultant coordinates the committee’s evaluation of the CEO’s performance focusing on the same criteria. The consultant compiles the evaluations provided by each board member and prepares a detailed report for the board. The CEO assesses the individual performance of the other NEOs each year based on their overall performance throughout the year, accomplishment of specific goals, and their future potential within the organization, which is used in determining their compensation.
CEO and Other NEO Compensation
Base Salaries
We set base salaries for our NEOs based on their scope of responsibility, skills, experience, leadership, and performance. We consider market competitiveness, specific job responsibilities, internal pay relationships, and total cost. Consistent with our practices for all management employees, NEOs are eligible for annual merit salary increases based on individual performance, comparison with market levels, and the total salary budget.
Salary Changes in FY 2021
The Company did not provide salary increases to the NEOs in FY 2021 due to the COVID-19 pandemic. In addition, due to the COVID-19 pandemic, effective March 29, 2020, the Compensation Committee approved temporary base salary reductions of 50% for each of the NEOs. These temporary base salary reductions remained in effect until salaries were restored for the NEOs on August 1, 2020. Earned base salary amounts, as impacted by the FY 2021 reductions, are shown for FY 2020 and FY 2021 in the FY 2021 Summary Compensation Table on page 50.
A two-year base salary history that does not reflect the temporary salary reductions for each of the NEOs is presented in the following table:

NEO	FY 2020 Salary $(1)	FY 2021 Salary $(1)	% Change
Kurt L. Darrow	1,056,000	1,056,000	0%
Melinda D. Whittington	557,000	557,000	0%
Darrell D. Edwards	534,000	534,000	0%
Otis S. Sawyer	461,000	461,000	0%
Stephen K. Krull	402,000	402,000	0%
(1)The temporary base salary reductions of 50% for the NEOs were effective March 29, 2020 through August 1, 2020. As a result, the amounts shown here for FY 2021 are higher than those shown in the FY 2021 Summary Compensation Table on page 50, which reflects base salaries earned and paid with respect to FY 2021.
Incentive Compensation
We award incentive compensation, including under the La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), to reward participants for achievement of both short-term and long-term company performance goals and to enhance our ability to attract and retain employees. The Compensation Committee believes that designing the incentive compensation program with multiple objectives and performance periods promotes behavior that creates shareholder value while mitigating incentives to pursue risky or unsustainable results.
Short Term Incentive Awards (Management Incentive Program)
Our annual cash bonus program, which we refer to as the Management Incentive Program or MIP, is a short-term incentive award plan that we designed to motivate and reward NEOs for achieving annual performance goals.

2021 Proxy Statement	41

Compensation Matters
Reduced Maximum Payout Opportunity Under the MIP
As noted above, in order to reflect the severe impact of the COVID-19 pandemic in the first quarter of FY 2021 on the company's shareholders, employees, and other stakeholders, the Compensation Committee reduced the maximum payout opportunity under the FY 2021 MIP by 25% (i.e., payouts are capped at 150% of target as compared to the 200% maximum payout opportunity under the FY 2020 MIP).
Pay-for-Performance Linkage — FY 2021 MIP Payouts Were At Maximum, Reflecting Our Strong Financial Performance
Our FY 2021 company financial performance results, on a consolidated basis, were above the maximum performance goals for sales and operating profit, reflecting strong performance during the last three quarters of the fiscal year offset by the significant impact of the COVID-19 pandemic on sales and operating profit in the first quarter. In line with our compensation philosophy and commensurate with the achievement level of the pre-established performance goals, MIP payments to our NEOs for FY 2021 were at the maximum.
FY 2021 MIP Performance Goals
FY 2021 financial performance metrics were:
The Compensation Committee selected net sales and operating profit as the financial performance metrics to focus management on:
•these major drivers of increased shareholder value in the company's long-term strategic plan, and
•the appropriate balance between top-line growth and improved profitability.
To reflect the NEOs' ability to influence the overall company and to promote collaboration across the businesses, the NEOs' performance goals are for the company’s consolidated financial performance.
In setting the performance goals shown below, the Compensation Committee considered prior-year results and forecasted financial results at the time. Given the uncertainty on the COVID-19 pandemic and economic demand at the beginning of FY 2021, the Compensation Committee widened the overall operating performance range from threshold to target. Achievement between the threshold, target, and maximum performance levels is calculated using straight-line interpolation between the relevant two endpoints.

Performance Level	Payout Level (% of Target)	Net Sales (in Millions)	Operating Profit (in Millions)
Maximum	150%	$1,677	$124.3
Target	100%	$1,577	$102.3
Threshold	50%	$1,427	$49.8
Actual (as adjusted for compensation purposes)(1)		$1,734	$156.6
Individual Metric Payout		150%	150%
Individual Metric Weight		50%	50%
Overall Payout (% of Target)			150%
(1)The Compensation Committee includes certain pre-established adjustments to the performance metrics to provide NEOs with an incentive to take actions that are deemed to be in the long-term interests of the business, but that might otherwise adversely affect payouts on the annual cash incentive awards. In calculating FY 2021 performance for operating profit, pursuant to the pre-established adjustments, purchase accounting charges related to acquisitions and impacts from our supply chain optimization initiative and our business realignment were excluded.

42	La-Z-Boy Incorporated

Compensation Matters
FY 2021 MIP Performance Results
Despite the unprecedented and unforeseeable impact of the COVID-19 pandemic on the general economy, the retail and furniture industries, and the company's operations and financial performance during the first quarter of FY 2021, the company had strong execution in the last three quarters of FY 2021 against the net sales and operating profit performance goals.
FY 2021 NEO Target Awards and Payouts
For FY 2021, the Compensation Committee established target incentive awards, specified as a percentage of base salary earnings (without regard to temporary base salary reductions due to COVID-19), for each NEO using competitive market median data and the company’s historical compensation practices for employees in those salary grades. The Company did not increase the target incentive awards for the NEOs for FY 2021. The NEOs have the opportunity to earn awards between 50% of their target incentive award if we meet minimum performance goals to a maximum of 150% of their target incentive awards if we meet the relevant performance goals.
Our NEOs’ FY 2021 target awards, achieved performance levels, and actual MIP amount were as follows:

	FY 2021 Target Incentive (% of base salary)	Achieved Performance Level (% of target performance)	Actual FY 2021 Incentive Payout ($)
Kurt L. Darrow	115%	150%	$1,821,569
Melinda D. Whittington	75%	150%	$626,614
Darrell D. Edwards	75%	150%	$600,740
Otis S. Sawyer	60%	150%	$414,900
Stephen K. Krull	50%	150%	$301,495
Our MIP Payout History Demonstrates the Rigor of Our Performance Goals
The Compensation Committee seeks to set target performance goals that are challenging but reasonably achievable with strong management performance. Maximum performance goals have been designed to be difficult to achieve given historical financial performance and the company's forecasted financial results at the time the performance metrics were approved. Over the last five fiscal years, the actual performance results for the MIP have averaged approximately 103% of target and ranged from a low of 42% of target to a high of 157% of target as shown in the chart below:

FY		MIP Payout (as % of target)
FY 2021		150%
FY 2020		75%
FY 2019		157%
FY 2018		42%
FY 2017		89%
	Average Payout	103%
Long-Term Incentive Equity Awards
The long-term incentive award provisions of our Omnibus Incentive Plan provide for equity-based compensation (restricted shares, restricted stock units, stock options, or other forms of equity-based compensation) that we design to align NEO pay with long-term shareholder returns, motivate our NEOs to focus on long-term business objectives, and encourage long-term strategic thinking. The value our NEOs receive from these awards varies based on the company’s performance and the future price appreciation and TSR of our common stock.
FY 2021 Equity Grants
Each year, the Compensation Committee establishes long-term incentive award types, mix, and award levels for each eligible pay grade based on our objectives for the equity grants and after considering market median practices, total cost (including share usage, accounting, and tax impacts), and past practices. We review the accounting treatment of the relevant incentive award types, including stock options, performance-based share awards, and restricted share awards. The Compensation Committee approves annual equity-based awards that are generally granted in the first quarter of the fiscal year.
For the FY 2021 long-term incentive awards, the Compensation Committee approved a change in the mix of the equity awards to provide 50% stock options and 50% performance-based share awards. This change was made to more closely align the interests of our NEOs with the interests of our shareholders, who, at the time of grant, had experienced the negative impact of

2021 Proxy Statement	43

Compensation Matters
the COVID-19 pandemic on TSR due to a lower stock price. Early in FY 2021, pursuant to the Omnibus Incentive Plan, we granted to our NEOs stock options and performance-based shares.
The Compensation Committee approved a change to the weighting of the performance-based shares after receiving shareholder feedback. The FY 2021-FY 2023 performance-based share awards have equal weighting of performance in each year of the three-year performance period for sales growth and operating cash flow compared to the prior design of placing greater weighting in the first and second years of the three-year performance period. Relative TSR performance continues to be measured on a three-year cumulative basis; however, the Compensation Committee increased the weighting of rTSR to 50% and reduced the sales growth and operating cash flow weighting to 25% each as listed in the table below. These changes were made to better align the performance-based share awards with the interests of our shareholders.
Stock Options (50% of total FY 2021 long-term incentive opportunity)
Stock options entitle NEOs to purchase stock at an exercise price equal to the closing price on date of grant, subject to the vesting terms applicable to the award. Options expire at the end of ten years if they have not been exercised by that time. Stock options deliver value to NEOs if the company’s stock price rises, directly aligning executive compensation with the value created for shareholders as reflected in stock price appreciation from the date of grant. The stock options we granted in FY 2021 vest in equal installments over four years (25% per year), subject to the recipient's continued employment.
Performance-Based Share Awards (50% of total FY 2021 long-term incentive opportunity)
Performance-based share awards provide our NEOs the opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals and the NEO remains employed through the conclusion of the performance period. The value of any earned shares depends on La-Z-Boy’s future stock price. An NEO’s award opportunity ranges from 50% of the NEO’s target number of shares if we meet threshold performance goals to a maximum of 200% of the target number of shares. If the performance goals are not achieved, the performance-based share awards associated with that performance metric will not vest. Following the conclusion of the three-year performance period, we pay out the shares that our NEOs earned.
The number of shares our NEOs receive, if any, will depend on how the company performs against sales growth and operating cash flow performance goals for each of FYs 2021, 2022, and 2023, and against rTSR goals over the three-year performance period. TSR is measured cumulatively over the entire three-year performance period relative to the TSR of the constituents of the S&P 600 Consumer Durables and Apparel sub-index. For the overall payout, the weightings of each of the performance goals and the annual periods in the three-year performance period are shown in the table below. For the performance-based share awards, the Compensation Committee seeks to set target performance goals that are challenging but reasonably achievable with strong management performance.

Metric (Total Weight)	FY 2021 Weight	FY 2022 Weight	FY 2023 Weight
Sales Growth (25%)	8.33%	8.33%	8.33%
Operating Cash Flow (25%)	8.33%	8.33%	8.33%
Total Share Allocation by Year	16.66%	16.66%	16.66%
rTSR (50%)(1)	50%
(1)This 50% portion of the performance-based share awards is earned based on the company's rTSR performance, which is measured over the three-year cumulative performance period, FY 2021-FY 2023.
NEOs may earn shares based on each factor independent of our performance on the other factors. Each factor includes a minimum performance level that must be achieved before any shares are earned based on that factor. No shares are earned if the company performs below the threshold performance level of all three factors. Payout for performance between threshold and target and between target and maximum is interpolated for performance between levels. The actual number of shares NEOs earn can be more or less than target level depending on the company’s performance.
The Compensation Committee utilized sales performance as an element in both the company’s FY 2021 MIP and FY 2021-2023 long-term equity incentive program in recognition that this measure is viewed as a core driver of the company’s performance and shareholder value creation. In designing the company’s executive compensation program, the Compensation Committee supplemented this measure with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, liquidity and shareholder returns over both the short-term and long-term horizons.
Prior LTIP Equity Grant Performance Achievement and Payouts
Each of our NEOs earned payouts on the performance-based share awards granted in FY 2019 for the three-year performance period that ended with our FY 2021 year end, except for Mr. Krull, who joined the company after the FY 2019 award was granted. The design and structure of these performance-based shares was similar to those granted in FY 2020 and FY 2021, except for the changes to the relative weighting of the performance metrics made for the FY 2021 grant. The

44	La-Z-Boy Incorporated

Compensation Matters
following table shows how the company performed against the sales and operating cash flow goals for each of the three fiscal years, and the company’s rTSR versus the S&P 600 Consumer Durables and Apparel sub-index for the three-year performance period. Following the end of the three-year performance period, we paid out earned shares, the number and value of which are shown in the FY 2021 Option Exercises and Stock Vested table on page 53.
Performance Period FY 2019-2021 – Overall payout of 111% of target

	Threshold, Target and Maximum Goals				Results			Payout as % of Target
		Sales (in Millions)	Operating Cash Flow (in Millions)	Relative TSR Over 3 Years	Sales (in Millions)	Operating Cash Flow (in Millions)	Relative TSR Over 3 Years	Sales	Operating Cash Flow	Relative TSR Over 3 Years
FY 2019	Threshold	$1,577	$123.8	Threshold 25th percentile Target 50th percentile Maximum 75th percentile	$1,686	$175.8	57th Percentile	153%	140%	129%
	Target	$1,652	$163.8
	Maximum	$1,724	$198.8
FY 2020	Threshold	$1,618	$127.9		$1,563	$160.3		0%	91%
	Target	$1,668	$167.9
	Maximum	$1,751	$202.9
FY 2021	Threshold	$1,635	$132.0		$1,561	$296.6		0%	200%
	Target	$1,685	$172.0
	Maximum	$1,767	$207.0
The Compensation Committee includes certain pre-established adjustments to the performance metrics to provide NEOs with an incentive to take actions that are considered to be in the long-term interests of the business, but that might otherwise adversely affect payouts on the awards. In calculating FY 2021 performance for operating cash flow, pursuant to the pre-established adjustments, purchase accounting charges related to acquisitions and impacts from our supply chain optimization initiative and our business realignment were excluded.
The performance-based share awards granted in FY 2020 and FY 2021 provide NEOs with the opportunity to earn a portion of the awards based on sales and operating cash flow targets established for each of the three years covered by the grant and based on the company's rTSR versus the constituents of the S&P 600 Consumer Durables and Apparel sub-index over the three-year performance period. Performance goals and results for performance through the end of FY 2021 are shown in the following tables. For the rTSR component, threshold, target, and maximum performance levels are the 25th, 50th, and 75th percentiles, respectively. While we set the net sales and operating cash flow goals for each of the three years at the start of the performance period, we do not disclose the net sales and operating cash flow goals for uncompleted years, because we believe doing so would cause competitive harm.
Performance Period FY 2020-2022

	Target Goals			Results		Payout as % of Target
	Sales (in Millions)	Operating Cash Flow (in Millions)	Relative TSR Over 3 Years*	Sales (in Millions)	Operating Cash Flow (in Millions)	Sales	Operating Cash Flow
FY 2020	$1,845	$146.5	Target 50th percentile	$1,704	$175.7	0%	185%
FY 2021	$1,863	$151.1		$1,734	$309.9	0%	200%
FY 2022 (in process)
*For rTSR performance over the 3-year performance period, the threshold goal is the 25th percentile and the maximum goal is the 75th percentile of the constituents of the S&P 600 Consumer Durables and Apparel sub-index.
The Compensation Committee includes certain pre-established adjustments to the performance metrics to provide NEOs with an incentive to take actions that are considered to be in the long-term interests of the business, but that might otherwise adversely affect payouts on the awards. In calculating FY 2020 performance for sales and operating cash flow, pursuant to the pre-established adjustments, purchase accounting charges related to acquisitions and impacts from our supply chain optimization initiative were excluded. Additionally, in calculating FY 2021 performance for operating cash flow, pursuant to the pre-established adjustments, impacts from our supply chain optimization initiative were excluded.

2021 Proxy Statement	45

Compensation Matters
Performance Period FY 2021-2023

	Target Goals			Results		Payout as % of Target
	Sales (in Millions)	Operating Cash Flow (in Millions)	Relative TSR Over 3 Years*	Sales (in Millions)	Operating Cash Flow (in Millions)	Sales	Operating Cash Flow
FY 2021	$1,577	$152.5	Target 50th percentile	$1,734	$308.5	200%	200%
FY 2022 (in process)
FY 2023
*For relative TSR performance over the 3-year performance period, the threshold goal is the 25th percentile and the maximum goal is the 75th percentile of the constituents of the S&P 600 Consumer Durables and Apparel sub-index.
In calculating FY 2021 performance for operating cash flow, pursuant to the pre-established adjustments, impacts from our supply chain optimization initiative and business realignment, as well as the benefit of the CARES Act were excluded.
These awards for the grants made in FY 2020 and FY 2021 have been earned contingent on the NEO remaining with the company through the end of the respective three-year performance period, after which they will be paid. For information on the treatment of these awards at retirement, see Payments Made Upon Disability or Retirement on page 57.
Our LTI Payout History Demonstrates the Rigor of Our Performance Goals
The committee seeks to set target performance goals that are challenging but reasonably achievable with strong management performance. Maximum performance levels have been designed to be difficult to achieve given historical financial performance and the company's forecasted financial results at the time the performance metrics were approved. Over the last five fiscal years, the actual performance results for the performance-based share awards have averaged approximately 79% of target and ranged from a low of 54% of target to a high of 111% of target as shown in the chart below:

FY Award	Performance Cycle	Payout Achievement
FY 2019	FY19-20-21	111%
FY 2018	FY18-19-20	76%
FY 2017	FY17-18-19	61%
FY 2016	FY16-17-18	92%
FY 2015	FY15-16-17	54%
	Average Payout	79%
Retirement Benefits
We provide retirement benefit plans as an incentive for employees to remain with the company long-term and to assist with retirement planning. Our NEOs are eligible to participate in the same retirement benefit program that we offer to salaried employees at the corporate level.
Our NEOs are eligible to participate in our 401(k) plan to which the company may contribute. The match varies by operating unit and ranges from 0% to a maximum of 4% if the employee contributes at least 6% of his or her eligible compensation. As part of the company's response to the COVID-19 pandemic, the 401(k) plan match was suspended on March 29, 2020, and was reinstated effective August 1, 2020.
Performance Compensation Retirement Plan
Our pay-for-performance compensation philosophy extends to our Performance Compensation Retirement Plan, in which our NEOs, executive management employees, and certain other key management employees designated by the Compensation Committee participate. This plan is designed so that contributions are only made to the plan to the extent the company achieves pre-set performance goals and, accordingly, contributions will fluctuate year to year based on company performance, thus creating another pay-for-performance element in the company's compensation program.

46	La-Z-Boy Incorporated

Compensation Matters
Key features of the plan are:
•Performance criteria. The Compensation Committee establishes company performance criteria and minimum threshold performance levels to determine contributions to the plan. If the company performs at or above the threshold level for the year, we issue credits to each plan participant’s account, and those credits later convert to cash when a vested participant receives a distribution following separation from service. The credits represent a percentage of the base salary and bonus a participant earned during the fiscal year, and the percentages come from a sliding scale that produces a larger contribution for better performance.
•Governance. We will rescind any contribution credits if we later determine that it resulted from financial errors or omissions.
•Promotion of Employee Retention - Vesting. The plan's vesting provisions are designed to promote employee retention. Participants are only entitled to distributions from their accounts when their employment by the company ends (except where applicable law requires a delay or a participant elects to delay distribution) as long as the participant is vested at that time. To be vested, a participant must be at least age 55 and the sum of the participant's age and credited years of vesting service must equal or exceed 65. If a participant is not vested when the participant separates from service, the participant forfeits all contribution credits in the participant's account. Contribution credits created in prior years increase each year based on an interest rate that corresponds to yields on 20-year AA corporate bonds.
•Payment Cap. A payment cap that applies to distributions if made over a 20-year period is also designed to promote employee retention. Accounts are generally distributed on a monthly basis over a period of 5, 10, or 20 years, as the participant elects or, if the participant does not make a valid election, over a 20-year period. Account balances are reduced to ensure that monthly payments for a 20-year payout period do not exceed 65% of the monthly average of the employee's total cash compensation in the final three complete fiscal years of service as an employee of the company.
For FY 2021, the Compensation Committee set total operating income as the performance criterion. NEOs received contribution credits based on operating income performance relative to threshold and target performance levels and individual percentage factors as follows:

Performance Level	Contribution Percentage Factor*
Target and Above	CEO: 35% Other NEOs: 25%
Threshold	CEO: 17.5% Other NEOs: 12.5%
Below Threshold	All NEOs: 0%
*The contribution percentage increases proportionately for performance between threshold and target levels.
Actual FY 2021 operating income performance exceeded the target performance level. As a result, Mr. Darrow and each of the other NEOs received contributions of 35% and 25%, respectively, of the sum of their base salary and bonus earned for FY 2021.
FY 2021 Performance Compensation Retirement Plan Goals, Results, and Contribution Percentage

Performance Level	Operating Profit (in Millions)
Target	$102.3
Threshold	$49.8
Actual(1)	$156.6
CEO Contribution Percentage		35%
Other NEOs Contribution Percentage		25%
(1)The Compensation Committee includes certain pre-established adjustments to the performance metric to provide NEOs with an incentive to take actions that are deemed to be in the long-term interests of the business, but that might otherwise adversely affect contributions to the plan. In calculating FY 2021 performance for operating profit, pursuant to the pre-established adjustments, purchase accounting charges related to acquisitions and impacts from our supply chain optimization initiative and our business realignment were excluded.
Executive Deferred Compensation Plan
Our 2005 Executive Deferred Compensation Plan allows executives to defer pay they have earned. Participants may elect to defer up to 100% of their salaries and annual cash incentive awards made under the MIP (excluding any amounts attributable to the exercise of positive discretion by the Compensation Committee). In addition, the company may contribute to this plan any company 401(k) match that cannot be credited to executives’ accounts under the 401(k) plan due to the Internal Revenue

2021 Proxy Statement	47

Compensation Matters
Code compensation limitations that apply to the tax-qualified retirement plans. Such limits may apply because the executive’s contributions and the company’s matching contributions were limited by either the annual contribution limit — $19,500 for 2021 — or the annual compensation limit — $290,000 for 2021. NEOs salary and bonus deferrals are detailed in the FY 2021 Non-Qualified Deferred Compensation table on page 55.
Governance Features and Other Benefits
Executive Management Stock Ownership Guidelines
The Compensation Committee annually monitors compliance by our executive management with stock ownership guidelines. We establish a minimum fixed number of shares of company stock that we expect each executive to own based on a multiple of the executive’s annual base salary at the time we set the guideline. Executives are expected to achieve compliance with the initial guideline within five years. We reset the stock ownership requirement every three years and did so in June 2019 based on each executive’s salary and a representative share price at the end of FY 2019. The committee will reassess the share requirement again in 2022, and, subject to variation in our stock price, executives can expect their requirements to increase as their compensation increases. Current stock ownership guideline values and approximate share requirements for the NEOs are as follows:

	Guideline Value (Multiple of Salary)	Share Requirement
CEO	5x	154,000
Other NEOs	3x	36,000 – 48,000
In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, performance-based shares contingently earned for completed performance periods but not yet paid out, and restricted share awards. As of April 24, 2021, each of the NEOs was in compliance with the stock ownership guidelines or within the five-year transition period.
Severance Benefits
Named Executive Officer Change-in-Control Agreements
We have change-in-control agreements with our NEOs to support continuity of our leadership in the event the company’s ownership changes. Under the agreements, a change in control generally occurs when a person, entity or group acquires ownership of 30% of a company’s stock, increases its holding to more than 50% of the value or voting power of a company’s stock, or acquires 40% or more of a company’s assets, or if a majority of a company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors who were serving before the date of the appointment or election.
Our agreements provide that an NEO will receive cash severance if we have a change in control and in the succeeding two years (or three years for our CEO), the NEO’s employment terminates under certain conditions. In that event, we would pay an NEO two times (or three times for our CEO) the sum of the executive’s base salary at the time of termination plus the average of the annual bonuses the executive received over the previous three years. The NEO is responsible for any excise tax, and the company does not pay any excise tax gross-ups. We utilize a “best-net” approach where we reduce payments to the safe harbor limit to avoid excise tax only if doing so results in a greater after-tax benefit to the NEO. During the period that we pay severance, we also continue to provide medical, dental, and life insurance benefits. Similar to this severance arrangement, our executives receive accelerated vesting in outstanding stock options or stock appreciation rights issued under our Omnibus Incentive Plan following a change in control if their employment is terminated. Additional information regarding the change-in-control severance agreements and estimated termination payments to NEOs is presented on pages 56-59.

48	La-Z-Boy Incorporated

Compensation Matters
Named Executive Officer Severance Plan
The severance plan for the NEOs is designed to assist the company in attracting and retaining quality executive talent while providing the company some protection against competition and solicitation by former executives.
The severance plan requires the company to pay an NEO severance if the company discharges the executive other than “for cause” or if the NEO leaves the company with “good reason.” Following a qualifying termination of employment, the company would pay the CEO severance for 24 months and pay the other NEOs severance for 12 months at the level of their base salary when their employment ended. Discharge “for cause” includes employee acts of fraud, reckless misconduct, substandard performance that is not corrected, and similar acts or failures to act. Resignation for “good reason” includes a resignation triggered by a reduction in the executive’s pay unless similarly situated employees are similarly affected or a requirement that the executive relocate. NEOs will receive medical and dental benefits during the time they receive severance. If an NEO’s employment terminates following a change in control of the company, the NEO receives benefits under the severance plan only to the extent they exceed benefits the NEO receives pursuant to the NEO’s change-in-control agreement with the company. Information regarding the benefits payable under the severance plan and estimated termination payments to NEOs is presented on pages 56-59.
We established the severance periods of 24 and 12 months based on the market and peer company analysis. To receive severance, NEOs must execute a release of claims and comply with non-competition and non-solicitation covenants for the duration of the severance term. NEOs are entitled to receive and retain only that portion of the severance pay that is in excess of compensation they receive from other employment during the severance period.
Recoupment of Incentive Payments
In accordance with our policy, we will require a management employee to reimburse us for annual or long-term incentive payments we made to the employee, and we will rescind any contribution credits we made for the employee under the Performance Compensation Retirement Plan, to the extent our Board determines that the employee engaged in misconduct that resulted in a material inaccuracy in our financial statements or the performance metrics we used to make incentive payments or awards, and the employee received a higher payment as a result of the inaccuracies. If we determine that any contribution credits we made to the Performance Compensation Retirement Plan were based on erroneous financial statements or other financial errors or misstatements, we will adjust all participants’ accounts to reflect contribution credits calculated based on complete and accurate financial information.

2021 Proxy Statement	49

Compensation Matters
Executive Compensation Tables
FY 2021 Summary Compensation Table
The FY 2021 Summary Compensation Table presents FY 2019, 2020, and 2021 “total compensation” (see footnotes for the included pay elements) for the NEOs. Mr. Krull was not an NEO prior to FY 2020.
•Actual value realized in FY 2021 for previously granted long-term incentives is presented in the FY 2021 Option Exercises and Stock Vested table on page 55.
•Target annual and long-term incentive opportunities for FY 2021 are presented in the FY 2021 Grants of Plan-Based Awards table on page 52.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kurt L. Darrow	2021	923,982	1,535,438	1,320,003	1,821,569	1,109,433	6,710,425
Chairman, President and	2020	1,006,814	1,999,820	659,917	868,377	721,194	5,256,122
Chief Executive Officer	2019	1,019,980	1,339,068	1,281,250	1,841,575	1,079,137	6,561,010
Melinda D. Whittington	2021	487,366	404,948	348,126	626,614	319,321	2,186,375
Senior Vice President and	2020	528,448	527,407	174,037	297,252	225,207	1,752,351
Chief Financial Officer	2019	457,684	1,005,917	328,129	538,923	88,828	2,419,481
Darrell D. Edwards	2021	467,241	388,226	333,751	600,740	307,328	2,097,286
Senior Vice President and	2020	505,074	505,630	166,851	284,104	219,209	1,680,868
Chief Operating Officer	2019	490,824	322,696	308,752	577,945	275,247	1,975,464
Otis S. Sawyer	2021	398,942	268,133	230,505	414,900	235,581	1,548,061
Senior Vice President and	2020	441,019	349,191	115,233	198,459	179,282	1,283,184
President of La-Z-Boy Portfolio Brands	2019	445,750	234,097	223,996	419,896	220,663	1,544,402
Stephen K. Krull	2021	351,743	187,046	160,799	301,495	191,129	1,192,212
Vice President, General Counsel and Secretary	2020	384,909	247,239	81,591	144,341	142,182	1,000,262

50	La-Z-Boy Incorporated

Compensation Matters
(1)Reflects the total grant date fair value of the performance-based share awards granted during the fiscal year, with the performance-based share awards calculated based on the probable level of achievement at the time of grant. In valuing the FY 2021 performance-based share awards, the fair value of each share was $25.93, the market value of our common shares on the date we granted the awards (the service inception date) less the dividends we expect to pay before the shares vest. Maximum value of performance-based shares is shown as follows:

Name	FY 2021
Kurt L. Darrow	$3,070,876
Melinda D. Whittington	$809,896
Darrell D. Edwards	$776,452
Otis S. Sawyer	$536,266
Stephen K. Krull	$374,092
(2)Reflects the total grant date fair value of the stock option awards granted during the fiscal year. For additional information regarding the assumptions we used in valuing the FY 2021 awards, refer to Note 14, “Stock-Based Compensation” of Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the fiscal year ended April 24, 2021, as filed with the SEC.
(3)Consists of cash awards for the achievement of performance goals for the respective year made under our MIP. Payments are generally made in the first quarter following completion of the fiscal year.
(4)All Other Compensation for FY 2021 consists of the following:
•Company contributions to the 401(k) Plan and contributions or credits to the Executive Deferred Compensation and Performance Compensation Retirement Plans of the following amounts: Mr. Darrow – $1,054,870, Ms. Whittington – $318,556, Mr. Edwards – $306,186, Mr. Sawyer – $235,205, and Mr. Krull – $190,818.
•For Mr. Darrow, our incremental cost of $51,041 for his personal use of the company aircraft, which is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time. Variable operating costs consist of fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel, and any special catering costs and other miscellaneous variable costs. On certain occasions, his spouse and other family members or guests accompanied Mr. Darrow on a flight. No additional incremental operating cost is incurred in such situations under the foregoing methodology. We did not pay Mr. Darrow any amounts in connection with taxes on income imputed to him for personal use of our aircraft.
•Company-paid life insurance premiums and tax reimbursements related to company contributions to the deferred compensation plans (made in the prior year), which tax reimbursements were of the following amounts: Mr. Darrow – $2,857, Ms. Whittington – $445, Mr. Edwards – $824, and Mr. Krull – $58.

2021 Proxy Statement	51

Compensation Matters
FY 2021 Grants of Plan-Based Awards
The following table provides details of all incentive plan-based awards granted to the NEOs during FY 2021, all of which were granted under the Omnibus Incentive Plan. Specifically, the table presents the following FY 2021 incentive awards:
•Annual management incentive award (MIP) potential award range (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns). The actual awards are shown in the FY 2021 Summary Compensation Table (see page 50).
•Performance-based shares
•Stock options

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt L. Darrow
2021 Annual Incentive (MIP)		303,595	1,214,380	1,821,570
Performance-Based Shares	6/22/2020				3,994	47,930	95,860				1,535,438
Non-Qualified Stock Options	6/22/2020								131,213	27.54	1,320,003

Melinda D. Whittington
2021 Annual Incentive (MIP)		104,436	417,743	626,615
Performance-Based Shares	6/22/2020				1,053	12,641	25,282				404,948
Non-Qualified Stock Options	6/22/2020								34,605	27.54	348,126

Darrell D. Edwards
2021 Annual Incentive (MIP)		100,123	400,493	600,740
Performance-Based Shares	6/22/2020				1,010	12,119	24,238				388,226
Non-Qualified Stock Options	6/22/2020								33,176	27.54	333,751

Otis S. Sawyer
2021 Annual Incentive (MIP)		69,150	276,600	414,900
Performance-Based Shares	6/22/2020				698	8,370	16,740				268,133
Non-Qualified Stock Options	6/22/2020								22,913	27.54	230,505

Stephen K. Krull
2021 Annual Incentive (MIP)		50,249	200,997	301,496
Performance-Based Shares	6/22/2020				487	5,839	11,678				187,046
Non-Qualified Stock Options	6/22/2020								15,984	27.54	160,799

(1)The amounts consist of the threshold, target and maximum payout opportunities under the MIP, with payout based on net sales and operating profit performance results.
(2)The amounts consist of the threshold, target and maximum performance-based shares that could vest based on performance with respect to sales growth, operating cash flow and relative TSR over the FY 2021–FY 2023 performance period. The “Threshold” estimated future payout shown reflects meeting the threshold for just the sales growth or operating cash flow goal in any one of the three performance cycles.
(3)The amounts reported in this column represent stock options granted to each NEO in FY 2021. These stock options vest 1/4 per year on the anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date, and have a ten-year term from the grant date.
(4)Reflects the total grant date fair value of the equity awards granted during the fiscal year, with the performance-based shares based on the probable level of achievement. For additional information regarding the assumptions we used in valuing the awards, refer to Note 14, “Stock-Based Compensation” of Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the fiscal year ended April 24, 2021, as filed with the SEC. In valuing the FY 2021 performance-based share awards, the fair value of each share was $25.93, the market value of our common shares on the date we granted the awards (the service inception date) less the dividends we expect to pay before the shares vest.

52	La-Z-Boy Incorporated

Compensation Matters
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents all outstanding stock options/stock appreciation rights and unvested stock awards (performance-based shares and restricted shares) held by the NEOs at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing price of the company’s stock on April 23, 2021, of $43.22.

		Option/SAR Awards				Stock Awards
Name	Grant FY	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned of Shares , or Units or other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kurt L. Darrow
Performance-Based Shares						42,684	1,844,802	95,605	4,132,048
Stock Options	2021	—	131,213	27.54	6/22/2030
	2020	20,778	62,335	30.24	6/17/2029
	2019	66,386	66,386	33.15	6/18/2028
	2018	130,281	43,427	27.25	6/19/2027
	2017	37,744	—	25.99	6/20/2026
	2016	120,872	—	26.69	6/15/2025
Restricted Shares						16,369	707,468
Melinda D. Whittington
Performance-Based Shares						11,256	486,484	25,216	1,089,836
Stock Options	2021	—	34,605	27.54	6/22/2030
	2020	5,479	16,440	30.24	6/17/2029
	2019	17,000	17,003	33.15	6/18/2028
Restricted Shares						14,317	618,781
Darrell D. Edwards
Performance-Based Shares						10,793	466,473	24,173	1,044,757
Stock Options	2021	—	33,176	27.54	6/22/2030
	2020	—	15,761	30.24	6/17/2029
	2019	—	15,999	33.15	6/18/2028
	2018	—	10,368	27.25	6/19/2027
Restricted Shares						4,139	178,888
Otis S. Sawyer
Performance-Based Shares						7,453	322,119	16,696	721,601
Stock Options	2021	—	22,913	27.54	6/22/2030
	2020	3,628	10,885	30.24	6/17/2029
	2019	11,606	11,606	33.15	6/18/2028
	2018	22,782	7,595	27.25	6/19/2027
Restricted Shares						4,234	182,993
Stephen K. Krull
Performance-Based Shares						5,247	226,775	11,677	504,680
Stock Options	2021	—	15,984	27.54	6/22/2030
	2020	2,569	7,707	30.24	6/17/2029
Restricted Shares						4,524	195,527

2021 Proxy Statement	53

Compensation Matters
(1)Unvested stock options will vest as follows:

Grant FY	Options Vesting Schedule
2021	Unvested options vest 1/4 on June 22, 2021, 1/4 on June 22, 2022, 1/4 on June 22, 2023, and 1/4 on June 22, 2024.
2020	1/3 of the unvested options vest on June 17, 2021, 1/3 on June 17, 2022, and 1/3 on June 17, 2023.
2019	1/2 of the unvested options vest on June 18, 2021 and 1/2 on June 18, 2022.
2018	Unvested options vested June 19, 2021.
(2)The earned but unvested performance-based shares will vest as follows:

	FY 2021 Grant(a)	FY 2020 Grant(b)	Total
Kurt L. Darrow	15,970	26,714	42,684
Melinda D. Whittington	4,210	7,046	11,256
Darrell D. Edwards	4,038	6,755	10,793
Otis S. Sawyer	2,788	4,665	7,453
Stephen K. Krull	1,944	3,303	5,247
(a)Earned and unvested shares are shown and vest on April 29, 2023.
(b)Earned and unvested shares are shown and vest on April 30, 2022.
Unvested restricted shares will vest as follows:

	FY 2020 Grant(a)	FY 2019 Grant(b)	FY 2018 Grant(c)	Total
Kurt L. Darrow	16,369	—	—	16,369
Melinda D. Whittington	4,317	10,000	—	14,317
Darrell D. Edwards	4,139	—	—	4,139
Otis S. Sawyer	2,859	—	1,375	4,234
Stephen K. Krull	2,024	2,500	—	4,524
(a)1/3 of unvested restricted shares vest on June 17, 2021, 1/3 on June 17, 2022, and 1/3 on June 17, 2023.
(b)For Ms. Whittington's award, 1/2 of unvested restricted shares vest on June 18, 2021 and 1/2 on June 18, 2022. For Mr. Krull's award, 1/2 of unvested restricted shares vest on January 7, 2022 and 1/2 on January 7, 2023.
(c)Unvested restricted shares vested June 19, 2021.
(3)Unearned performance-based shares are shown assuming maximum performance for FY 2021 and target performance for FY 2020.

Name	Performance-Based Shares		Total
	FY 2021 Grant at Maximum(a)	FY 2020 Grant at Target(b)
Kurt L. Darrow	79,890	15,715	95,605
Melinda D. Whittington	21,072	4,144	25,216
Darrell D. Edwards	20,200	3,973	24,173
Otis S. Sawyer	13,952	2,744	16,696
Stephen K. Krull	9,734	1,943	11,677
(a)Three-year performance period ends FY 2023 (April 2023).
(b)Three-year performance period ends FY 2022 (April 2022).

54	La-Z-Boy Incorporated

Compensation Matters
FY 2021 Option Exercises and Stock Vested
The following table provides details for each of the NEOs regarding stock options exercised and stock awards vested during FY 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kurt L. Darrow	42,613	388,565	48,605	1,791,428
Melinda D. Whittington	—	—	17,489	599,051
Darrell D. Edwards	117,368	1,318,350	11,777	433,518
Otis S. Sawyer	30,796	413,563	9,870	349,992
Stephen K. Krull	—	—	1,924	72,784
(1)Amounts reflect the difference between the exercise price of the stock option/stock appreciation right and the market price of La-Z-Boy’s common stock at the time of exercise.
(2)The dollar value of the vested performance-based shares is based on the closing price of the company’s common stock on the date that the Compensation Committee certified the payout, June 21, 2021. The dollar value of the vested restricted shares reflects the total pre-tax value realized (based on the closing price of the company's common stock on the vesting date).
FY 2021 Non-Qualified Deferred Compensation Plans
As described in the Compensation Discussion and Analysis above, our NEOs are eligible to receive contribution credits under our Performance Compensation Retirement Plan, and eligible to participate in our Executive Deferred Compensation Plan. The following table provides details for the NEOs regarding the Performance Compensation Retirement Plan. Contributions are made in the first quarter following the completion of the fiscal year.
FY 2021 - Non-Qualified Deferred Compensation
Pursuant to Performance Compensation Retirement Plan

Name	Executive Contribution in FY 2021 ($)(1)	Registrant Contributions in FY 2021 ($)(2)	Aggregate Earnings in FY 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE 2021 ($)(4)
Kurt L. Darrow	—	1,007,143	123,822	—	5,715,697
Melinda D. Whittington	—	295,901	4,285	—	482,831
Darrell D. Edwards	—	283,683	31,246	—	1,476,801
Otis S. Sawyer	—	218,975	28,720	—	1,313,216
Stephen K. Krull	—	175,872	2,833	—	299,470
(1)No executive contributions are permitted under the plan.
(2)Mr. Darrow and the other NEOs received company contributions equal to 35% and 25%, respectively, of the sum of their base salary and bonus earned for FY 2021. Contributions are made in the first quarter following the completion of the fiscal year. These contributions are included in the FY 2021 Summary Compensation Table as part of All Other Compensation.
(3)Earnings were not reported in the FY 2021 Summary Compensation Table because they were not above-market or preferential. Aggregate earnings are based on an interest rate that corresponds to yields on 20-year AA corporate bonds.
(4)Aggregate balances include the FY2021 company contributions and accumulated balances from prior years, which include company contributions and earnings credits. Please refer to pages 46-48 for a discussion of vesting and distribution criteria. Amounts in this column include the following amounts that were previously reported in the FY 2021 Summary Compensation Table as compensation for FY 2020 and FY 2019: Mr. Darrow – $1,560,603, Ms. Whittington – $182,645, Mr. Edwards – $441,758, Mr. Sawyer – $360,404, and Mr. Krull – $120,765.

2021 Proxy Statement	55

Compensation Matters
The following table provides details of the NEOs non-qualified deferred compensation accounts as of April 24, 2021. Company contribution amounts reflect contributions that could not be made under the 401(k) plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.
FY 2021 Non-Qualified Deferred Compensation
Pursuant to Executive Deferred Compensation Plan

Name	Executive Contribution in FY 2021 ($)(1)	Registrant Contributions in FY 2021 ($)(2)	Aggregate Earnings in FY 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE 2021 ($)(4)
Kurt L. Darrow	—	34,127	1,185,225	(92,622)	4,587,416
Melinda D. Whittington	—	15,228	10,309	—	58,037
Darrell D. Edwards	91,684	14,664	768,684	—	2,813,030
Otis S. Sawyer	—	6,595	46,651	—	429,289
Stephen K. Krull	—	6,173	3,111	—	17,035
(1)Elective deferrals of base salary and/or FY 2020 MIP awards paid in FY 2021.
(2)Company contributions to the Executive Deferred Compensation Plan relating to 401(k) contributions that could not be made under the qualified plans. Executive must elect to make sufficient 401(k) deferrals to be entitled to the maximum employer matching contribution under the 401(k) plan for the plan year. Amounts are included in All Other Compensation in the FY 2021 Summary Compensation Table.
(3)Earnings were not reported in the FY 2021 Summary Compensation Table because they were not above-market or preferential.
(4)Amounts shown are fully vested except for Ms. Whittington, whose vested balance is $29,019 and Mr. Krull, whose vested balance is $8,518. Amounts in this column include the following amounts that were previously reported in the FY 2021 Summary Compensation Table as compensation for FY 2020 and FY 2019: Mr. Darrow – $128,345, Ms. Whittington – $34,151, Mr. Edwards – $202,611, Mr. Sawyer – $23,838, and Mr. Krull – $8,587.
All of the executives’ deferrals and any company match amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the investment options (mutual funds and similar vehicles) the participant has chosen. These are the same investment options available to all other plan participants.
Payment of a participant’s account balance is deferred until the date the participant designated when making the deferral election. Permissible distribution election changes require that the distribution be deferred at least five years beyond the previously-scheduled payment commencement date and to be effective, changes must be made at least one year before the termination of employment. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon a participant’s death, any remaining balance in the participant’s account is paid to the participant’s designated beneficiary.
FY 2021 Estimated Payments Upon Termination or Change in Control
This section presents the estimated incremental payments that would be made to the NEOs upon termination of their employment. Estimated payouts are provided for the following termination events:
•Amounts payable upon termination, regardless of manner.
•Amounts potentially payable upon disability, retirement or death.
•Amounts potentially payable upon a change in control and a subsequent termination of employment.
•Amounts potentially payable upon involuntary termination without cause or termination by the NEO with “good reason” under the terms of the severance plan.
Payments Made Upon Termination
When an NEO’s employment terminates, the NEO is entitled to receive amounts the NEO earned while employed. These amounts, which are not included in the table below, consist of:
•Accrued salary and any earned, but unused vacation time.
•Amounts vested under retirement and non-qualified deferred compensation plans.

56	La-Z-Boy Incorporated

Compensation Matters
An NEO receives no other payments except when the termination is due to the NEO’s disability, retirement, or death, change in control of the company, or involuntary termination without cause or termination by the NEO with “good reason.” Payments upon disability, retirement, or death are based on plan provisions that apply to all participants in the pertinent plans. Payments made to NEOs upon a termination of employment due to the executive’s disability, retirement, or death, or change in control of the company are described below. Payments made upon involuntary termination without cause or termination by the NEO with “good reason” are described in Named Executive Officer Severance Plan on page 49. We have change-in-control severance agreements with NEOs. The Table of Estimated Payments Upon Termination or Change in Control on pages 57-59 details each type of payment.
Payments Made Upon Disability or Retirement
In the event of disability or retirement (retirement as a director with respect to Mr. Darrow following his retirement as President and CEO effective April 25, 2021), the NEO will receive the following incremental benefits:
•Stock options: Accelerated vesting of unvested options if an NEO becomes disabled. For grants made prior to FY 2019, there is accelerated vesting of unvested options upon retirement. For grants beginning with FY 2019, unvested options granted at least ten months prior to the retirement date will fully vest upon retirement.
•Performance-based shares: The NEO is eligible to receive a partial payout following the end of the three-year performance period based on the company’s performance in any fiscal years that have been completed at the time the NEO retires or becomes disabled.
•Restricted Shares: Restrictions lapse if an NEO becomes disabled. An NEO who retires forfeits any shares that are still restricted.
•MIP awards: Payment of a MIP award following conclusion of the fiscal year, determined by applying the bonus percentage the NEO would have been entitled to based on the company’s performance to the NEO’s actual earnings during the year. The MIP awards earned and paid for FY 2021 performance, which are reported in the FY 2021 Summary Compensation Table on page 50, are not included in the table below.
Additionally, the NEO or his or her beneficiary will receive benefits under disability plans available generally to all salaried employees. These potential payments are not reflected in the table.
Payments Made Upon Death
In the event of death, the NEO’s beneficiary will receive the following incremental benefits:
•Stock options: Accelerated vesting of unvested options.
•Performance-based shares: Unless the Compensation Committee in its discretion determines otherwise, we will make a partial payout at the end of the performance period based on the company’s performance in any fiscal years that had been completed at the time of the NEO’s death.
•Restricted Shares: All restrictions lapse.
•MIP awards: Payment of a MIP award following conclusion of the fiscal year, determined by applying the bonus percentage the NEO would have been entitled to based on the company’s performance to the executive’s actual earnings during the year. The MIP awards earned and paid for FY 2021 performance, which are reported in the FY 2021 Summary Compensation Table on page 50, are not included in the following table.
Additionally, the NEO or his or her beneficiary will receive benefits under life insurance plans available generally to all salaried employees. These potential payments are not reflected in the table.
Change in Control
We have change-in-control severance agreements with our NEOs to ensure continued management in the event of an actual or threatened change in control of the company. The agreements provide that if an NEO’s employment is terminated other than upon death, disability or for cause within two years (three years for the CEO) after a change in control, the executive will be entitled to the following:
•For executives other than our CEO, two times the executive’s base salary at the time of termination plus two times the average of the annual bonuses the executive received over the previous three years. Our CEO would be entitled to three times his or her base salary and three times his or her average bonus.
•Continuation of medical and dental benefits and life insurance for three years for the CEO and two years for the other NEOs.
•Reimbursement of certain legal fees and expenses incurred by the executive in enforcing the agreement.

2021 Proxy Statement	57

Compensation Matters
The agreements automatically renew for an additional one-year period unless either the company or the NEO gives the other at least 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.
The NEO is responsible for any excise tax, and the company does not pay any gross-up. We utilize a “best-net” approach where we reduce payments to the safe harbor limit to avoid excise taxes only if doing so results in a greater after-tax benefit to the NEO.
Performance-based shares granted under our Omnibus Incentive Plan will be paid as if their terms were complete, based on the best financial information available about the company’s performance as of the close of business on the day immediately before a “corporate transaction” (as defined in the plan). In determining the extent to which performance criteria have been satisfied, where the performance criteria are based on results that accumulate over the term of the award or over one year of the term, the performance requirement will be prorated in accordance with the portion of the term or year that was completed before the corporate transaction.
NEOs receive accelerated vesting of outstanding stock options or restricted shares issued under our Omnibus Incentive Plan following a change in control only if their employment is terminated.
Table of Estimated Payments Upon Termination or Change in Control
In the following table, we estimate incremental payments (payable as the result of the specified termination event) that would have been payable to NEOs in the event of change in control, disability, retirement, death, or involuntary termination under the terms of the severance plan. For Mr. Darrow, who retired as President and CEO effective April 25, 2021, such amounts are shown only in the event of retirement. The value of equity awards is based on the closing price of $43.22 of the company’s stock on April 23, 2021 (the last business day of FY 2021). The amounts provided below are estimates of amounts that would have been payable. The actual amounts paid in future years, if any, will depend on the executive’s pay, terms of separation, severance plan, and change-in-control agreement in place, and the company’s stock price at the time of termination.

Name and Benefit	Change in Control ($)(1)	Retirement ($)(2)(3)(4)	Disability ($)(2)(4)	Death ($)(2)(5)	Involuntary Termination Other than for Cause or Resignation with Good Reason Under Severance Plan ($)
Kurt L. Darrow
Base Salary (3 times annual salary)		—
Annual Incentive (3 times average actual MIP amount paid in prior 3 years)		—
Stock Options (accelerated vesting)		4,228,564
Restricted Shares (accelerated vesting)		—
Performance-Based Shares (accelerated vesting)		1,844,802
Broad-Based Benefits(6)		—
Severance Payment		—
Total Incremental Pay(7)		6,073,366
Melinda D. Whittington
Base Salary (2 times annual salary)	1,114,000	—	—	—	—
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	836,175	—	—	—	—
Stock Options (accelerated vesting)	927,218	—	927,218	927,218	—
Restricted Shares (accelerated vesting)	618,781	—	618,781	618,781	—
Performance-Based Shares (accelerated vesting)	999,117	—	486,484	486,484	—
Broad-Based Benefits(6)	35,315	—	—	—	17,337
Severance Payment	—	—	—	—	557,000
Total Incremental Pay(7)	4,530,606	—	2,032,483	2,032,483	574,337

58	La-Z-Boy Incorporated

Compensation Matters

Name and Benefit	Change in Control ($)(1)	Retirement ($)(2)(3)(4)	Disability ($)(2)(4)	Death ($)(2)(5)	Involuntary Termination Other than for Cause or Resignation with Good Reason Under Severance Plan ($)
Darrell D. Edwards
Base Salary (2 times annual salary)	1,068,000	—	—	—	—
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	672,697	—	—	—	—
Stock Options (accelerated vesting)	1,051,464	1,051,464	1,051,464	1,051,464
Restricted Shares (accelerated vesting)	178,888	—	178,888	178,888	—
Performance-Based Shares (accelerated vesting)	957,885	466,473	466,473	466,473	—
Broad-Based Benefits(6)	16,391	—	—	—	7,878
Severance Payment	—	—	—	—	534,000
Total Incremental Pay(7)	3,945,325	1,517,937	1,696,825	1,696,825	541,878
Otis S. Sawyer
Base Salary (2 times annual salary)	922,000	—	—	—	—
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	484,735	—	—	—	—
Stock Options (accelerated vesting)	738,728	738,728	738,728	738,728	—
Restricted Shares (accelerated vesting)	182,993	—	182,993	182,993	—
Performance-Based Shares (accelerated vesting)	661,525	322,119	322,119	322,119	—
Broad-Based Benefits(6)	19,043	—	—	—	9,344
Severance Payment	—	—	—	—	461,000
Total Incremental Pay(7)	3,009,024	1,060,847	1,243,840	1,243,840	470,344
Stephen K. Krull
Base Salary (2 times annual salary)	804,000	—	—	—	—
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	244,175	—	—	—	—
Stock Options (accelerated vesting)	350,666	—	350,666	350,666	—
Restricted Shares (accelerated vesting)	195,527	—	195,527	195,527	—
Performance-Based Shares (accelerated vesting)	464,615	—	226,775	226,775	—
Broad-Based Benefits(6)	29,489	—	—	—	14,491
Severance Payment	—	—	—	—	402,000
Total Incremental Pay(7)	2,088,472	—	772,968	772,968	416,491
(1)Amounts shown for performance-based shares reflect their values as of April 24, 2021, as if the entire three-year performance period had been completed, computed based on estimated financial performance information available at that time.
(2)Reflects value as of April 24, 2021, of all outstanding unvested stock options.
(3)Ms. Whittington and Mr. Krull are not eligible for retirement, which requires that they be at least 55 years old and have at least 10 years of service with the company.
(4)Amounts shown for performance-based shares reflect their values as of April 24, 2021, based on targets for FY 2020 and 2021 and actual performance against those targets. In its discretion, the Compensation Committee may reduce or eliminate payments that otherwise would be made under these awards upon disability or retirement.
(5)Amounts shown for performance-based shares reflect their values as of April 24, 2021, based on targets for FY 2020 and 2021 and actual performance against those targets. In its discretion, the Compensation Committee may eliminate payments that otherwise would be made under these awards upon death.
(6)Change in Control: two years’ (three years for CEO) continuation of medical, dental and life insurance coverage. Severance Plan: continuation of medical and dental insurance while the executive receives severance.

2021 Proxy Statement	59

Compensation Matters
(7)Under the terms of the change-in-control severance agreements, if the payments and benefits to an NEO under his or her respective change-in-control severance agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the NEO receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any such reduction in compensation or benefits pursuant to the terms of the change-in-control severance agreements.
CEO Pay Ratio
For FY 2021, our last completed fiscal year, the median annual total compensation of all our employees (other than our CEO) was $28,040 and the annual total compensation of our CEO was $6,710,425. Accordingly, the ratio of our CEO’s annual total compensation to the median annual compensation of all other employees was estimated to be 239:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules.
Since February 1, 2020, the date as of which we last identified our median employee, our company experienced changes in our employee population. Accordingly, we recalculated the median employee in FY 2021, pursuant to SEC executive compensation disclosure rules. To identify, and to determine the annual total compensation of, the median employee, we used the following methodology and assumptions:
•We collected the compensation data of all of our employees globally, as of February 1, 2021, for the prior twelve-month period.
•We annualized compensation for newly hired employees who were hired between February 1, 2020 and January 31, 2021. However, we did not annualize compensation for employees who were rehired or furloughed during such period and did not make full-time equivalent adjustments for any part-time employees. In addition, we did not utilize the de minimis exception for employees in other countries, statistical sampling or other similar methods, or any cost-of-living adjustment, which approaches are allowed under SEC regulations, in calculating the pay ratio.
•Any compensation in non-U.S. currencies was converted to U.S. dollars using exchange rates as of February 1, 2021.
•We used total compensation received as our consistently applied compensation measure, calculated as the sum of the following amounts: (i) base pay (including overtime for hourly employees), (ii) bonuses (including non-cash equivalents) and sales commissions, and (iii) with respect to employees on the Mexican payroll system, cash allowances.
We calculated the median employee’s FY 2021 annual total compensation using the same methodology we used in the FY 2021 Summary Compensation Table.

60	La-Z-Boy Incorporated

SECURITIES OWNERSHIP
Security Ownership of Directors and Executive Officers
The following table shows the number of shares of the company's common stock reported to us as beneficially owned by each of our directors, director nominees and NEOs as of June 25, 2021, and by all directors and executive officers as a group as of that date, including shares of the company's common stock that they have a right to acquire within 60 days after June 25, 2021, by the exercise of stock options or settlement of RSUs.
Mr. Darrow beneficially owned 2.52% of the total number of outstanding shares of common stock as of June 25, 2021. No other director or NEO beneficially owned 1% or more of the total number of outstanding shares as of June 25, 2021. Each person has sole voting and investment power for the number of shares shown unless otherwise noted.

Name of Beneficial Owners	Shares Owned Directly or Indirectly(1)	RSUs Held by Non-Employee Directors(2)	Shares Individuals Have Rights to Acquire within 60 Days(3)	Total Shares Beneficially Owned
Kurt L. Darrow	433,684	—	722,106	1,155,790
Darrell D. Edwards	47,722	—	86,097	133,819
Sarah M. Gallagher	—	15,720	—	15,720
James P. Hackett	1,210	1,447	—	2,657
Janet E. Kerr	350	46,741	—	47,091
Stephen K. Krull	6,683	—	9,134	15,817
Michael T. Lawton	—	25,169	—	25,169
H. George Levy, MD	20,243	46,741	—	66,984
W. Alan McCollough	7,764	46,741	—	54,505
Rebecca L. O’Grady	—	6,422	—	6,422
Lauren B. Peters	—	15,720	—	15,720
Dr. Nido R. Qubein	7,000	46,741	—	53,741
Otis S. Sawyer	55,394	—	98,468	153,862
Melinda D. Whittington	28,492	—	45,109	73,601
All directors and executive officers as a group (15 persons)	609,115	251,442	955,626	1,816,183
(1)Represents shares as to which the individual has sole voting and investment power or for which the individual shares such power with his or her spouse. None of these shares has been pledged as security. The shares shown include restricted shares as follows: Mr. Darrow - 10,913 shares, Mr. Edwards - 2,760 shares, Mr. Krull - 1,350 shares, Mr. Sawyer - 1,907 shares, and Ms. Whittington - 7,878 shares.
(2)RSUs held by each non-employee director vest and settle in shares of common stock when the director leaves the Board.
(3)Includes 173,160 stock options and 42,684 performance-based shares for Mr. Darrow; 43,391 stock options and 10,793 performance-based shares for Mr. Edwards; and 30,245 stock options and 7,453 performance-based shares for Mr. Sawyer, of which the NEO has the right to acquire beneficial ownership were he to retire (as a director, in the case of Mr. Darrow) within 60 days of June 25, 2021.

2021 Proxy Statement	61

Securities Ownership
Security Ownership of 5% Beneficial Owners
The following table provides information about entities that beneficially owned more than 5% of our common stock, as of December 31, 2020, according to reports filed with the SEC. To our knowledge, except as noted in the table below, no person or entity is the beneficial owner of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. and subsidiaries
55 East 52nd Street
New York, NY 10055(1)	7,225,387	16.0%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355(2)	4,637,611	10.3%
Wellington Management Group LLP
280 Congress Street
Boston, MA 02210(3)	4,156,819	9.2%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746(4)	2,693,580	6.5%
Silvercrest Asset Management Group LLC
1330 Avenue of the Americas, 38th Floor
New York, NY 10019(5)	2,524,184	5.6%
(1)Based on a Schedule 13G filed with the SEC on January 25, 2021, in which BlackRock, Inc., a parent holding company, reported that, as of December 31, 2020, it had sole voting power with respect to 7,101,363 shares and sole dispositive power with respect to 7,225,387 shares, and shared voting and dispositive power with respect to none of the shares.
(2)Based on a Schedule 13G/A filed with the SEC on February 10, 2021, in which The Vanguard Group, an investment adviser, reported that, as of December 31, 2020, it had sole voting power with respect to none of the shares, shared voting power with respect to 49,079 shares, sole dispositive power with respect to 4,551,934 shares, and shared dispositive power with respect to 85,677 shares.
(3)Based on a Schedule 13G/A filed with the SEC on February 4, 2021, in which Wellington Management Group LLP, a parent holding company of certain holding companies and investment advisers, reported that, as of December 31, 2020, it had shared voting power with respect to 3,856,979 shares, shared dispositive power with respect to 4,156,819 shares, and sole voting and dispositive power with respect to none of the shares.
(4)Based on a Schedule 13G filed with the SEC on February 12, 2021, in which Dimensional Fund Advisors LP, an investment adviser, reported that, as of December 31, 2020, it had sole voting power over 2,562,124 shares, sole dispositive power over 2,693,580 shares, and shared voting and dispositive power with respect to none of the shares.
(5)Based on a Schedule 13G/A filed with the SEC on February 16, 2021, in which Silvercrest Asset Management Group LLC, an investment advisor, reported that, as of December 31, 2020, it had shared voting power with respect to 2,524,184 shares, shared dispositive power with respect to 2,524,184 shares, and sole voting and dispositive power with respect to none of the shares.

62	La-Z-Boy Incorporated

OTHER INFORMATION
Notice of Internet Delivery
We are making our proxy materials available to our shareholders on the Internet. On July 8, 2021, we sent shareholders a Notice of internet availability of proxy materials, which included instructions on how to access our proxy materials. The materials, consisting of this Proxy Statement and our 2021 Annual Report, are available at www.proxyvote.com. The Notice of internet availability of proxy materials also provides instructions on how to vote shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite delivery of the proxy materials. If, however, you prefer to receive paper copies of the proxy materials, please follow the instructions included on the Notice of internet availability of proxy materials. If you previously elected to receive our proxy materials electronically, you will continue to receive them by e-mail until you elect otherwise.
Voting
Voting. Only shareholders of record at the close of business on June 25, 2021, the record date for the Annual Meeting, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 45,235,611 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares entitled to vote at the meeting, is needed to conduct a meeting. Each share is entitled to one vote for each director position and one vote for each proposal; cumulative voting is not available. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:
FOR the election of each of the eleven director nominees named in this Proxy Statement;
FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for FY 2022; and
FOR the approval, through a non-binding advisory vote, of the compensation of our NEOs as disclosed in this Proxy Statement.
If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the Internet (see below), even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet.
Telephone and Internet Voting. If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of internet availability of proxy materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from your institution.
Shares Held by Broker. If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares in director elections without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.
Changing Your Vote. You may change your vote by submitting a new vote by proxy, telephone, Internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our corporate secretary at One La-Z-Boy Drive, Monroe, Michigan, 48162. Your last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the Annual Meeting. In that event, your vote at the Annual Meeting will count and cancel any previous vote.
Vote Required. Under applicable Michigan law, directors are elected by plurality vote. Provided there is a quorum at the Annual Meeting, the nominees who receive the highest through the eleventh highest numbers of votes will be elected, regardless of the number of votes cast. So long as each candidate receives at least one vote, withheld votes and broker non-votes have no effect on the election results. However, our Corporate Governance Guidelines require that any director who fails to receive a majority of the votes cast in a non-contested election must submit his or her resignation to the Board following certification of the vote. Within 90 days following certification of the vote, the Board, excluding the director in question, will decide whether to accept such offered resignation and the company will promptly publicly disclose the Board’s decision. For purposes of this provision of our Corporate Governance Guidelines, only votes FOR or WITHHELD from a given candidate will be counted as votes cast. Broker non-votes will not count.

2021 Proxy Statement	63

Other Information
Ratification of the selection of our independent auditor requires a majority of votes cast on the proposal. Abstentions and broker non-votes have no effect as they are considered as votes not cast.
To pass, the advisory resolution to approve the compensation of our NEOs must receive a majority of the votes cast on the proposal. Abstentions and broker non-votes have no effect as they are considered votes not cast.
Number of Copies Sent to Household. If there are two or more shareholders at your address, we have sent your household only one copy of our 2021 Annual Report and Proxy Statement unless you previously withheld your consent to “householding” or you instruct us otherwise. Householding saves us the expense of mailing duplicate documents and conserves natural resources. We will promptly deliver a separate copy of this Proxy Statement and the accompanying 2021 Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of written or oral request from the shareholder directed to our address shown below or to us at 734-242-1444. You may, at any time, revoke your consent to householding by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies.
Incorporation by Reference
The Audit Committee Report on pages 28-29 and the Compensation and Talent Management Committee Report on page 30 are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate such information by reference. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
Additional Information
This Proxy Statement and our 2021 Annual Report, and all of our other filings with the SEC, may be accessed via the Investor Relations page on our website at http://investors.la-z-boy.com or through the SEC’s website at www.sec.gov. Our 2021 Annual Report, and this Proxy Statement are also available upon a shareholder’s written request to Investor Relations, La-Z-Boy Incorporated, One La-Z-Boy Drive, Monroe, Michigan 48162.
Costs of Proxy Solicitation
We will pay the expense of soliciting proxies pursuant to this Proxy Statement.
Shareholder Proposals and Nominations for the 2022 Annual Meeting
Pursuant to the rules of the SEC, if a shareholder wishes to submit a proposal for possible inclusion in La-Z-Boy Incorporated’s 2022 proxy statement pursuant to Rule 14a-8 under the Exchange Act, we must receive it on or before March 10, 2022. All proposals submitted pursuant to Rule 14a-8 under the Exchange Act must comply with the SEC rules regarding eligibility for inclusion in our proxy statement.
Our bylaws provide that a shareholder may nominate a candidate for election as a director at an annual meeting of shareholders, or propose business for consideration at such meeting outside of Rule 14a-8, only by written notice containing the information required by the bylaws delivered to the Secretary at our principal executive offices not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2022 annual meeting of shareholders must be received by our corporate secretary on or after April 21, 2022, and no later than May 21, 2022. Proxies for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposal for which we do not receive a timely notice.
All proposals must be in writing and should be mailed to La-Z-Boy Incorporated, to the attention of the corporate secretary, at our principal executive office: One La-Z-Boy Drive, Monroe, MI 48162. A copy of the bylaws may be obtained by written request to the same address.
BY ORDER OF THE BOARD OF DIRECTORS
Uzma Ahmad
Vice President, Deputy General Counsel and Corporate Secretary
Monroe, Michigan
July 8, 2021

64	La-Z-Boy Incorporated

Appendix A
LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Year Ended
(Amounts in thousands, except per share data)	4/24/21	4/25/20
GAAP operating income	$136,736	$118,762
Add back: Purchase accounting charges (gains)	16,024	(2,122)
Add back: Business realignment charges	3,833	—
Less: Supply chain optimization initiative	—	(4,359)
Add back: Goodwill impairment	—	26,862
Non-GAAP operating income	$156,593	$139,143

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$2.30	$1.66
Add back: Purchase accounting charges (gains), net of tax, per share	0.33	(0.07)
Add back: Business realignment charges, net of tax, per share	0.07	—
Less: Supply chain optimization initiative, net of tax, per share	—	(0.07)
Add back: Goodwill impairment, net of tax, per share	—	0.58
Less: CARES Act benefit, net of tax, per share	(0.08)	—
Add back: Investment impairment, net of tax, per share	—	0.09
Less: Pension termination refund, net of tax, per share	—	(0.03)
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$2.62	$2.16
Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this Proxy Statement also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This Proxy Statement contains references to Non-GAAP operating income and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, each of which exclude purchase accounting charges, business realignment charges, charges for our supply chain optimization initiative, goodwill impairment charges, benefits from the CARES Act, an impairment charge for one investment and impacts from terminating the company's defined benefit pension plan. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The business realignment charges include severance costs, asset impairment costs, and costs to relocate equipment and inventory related to organizational changes we undertook as a result of our COVID-19 Action Plan. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. The benefits from the CARES Act include the impact of employee retention credits. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the table above.
Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes goodwill impairment charges and purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of goodwill impairment charges and purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, business realignment charges and the charges related to the company’s supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management also excludes impacts from the termination of the company’s defined benefit pension plan and an impairment charge for one investment when assessing the company’s operating and financial performance due to the one-time nature of the transactions. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented, except for the non-cash pension termination charge, which had a specific tax impact due to the one-time nature of the transaction, the non-tax deductible goodwill impairment charge and the adjustment to the fair value of contingent consideration.

2021 Proxy Statement	A-1

2021 ANNUAL MEETING
When:
August 19, 2021, at 8:00 a.m. (local time)
Proposals to Be Voted On:

Board Recommendation:
1.	Election of the eleven director nominees named in the Proxy Statement:				VOTE “FOR” EACH
	•	Kurt L. Darrow	•	W. Alan McCollough
	•	Sarah M. Gallagher	•	Rebecca L. O’Grady
	•	James P. Hackett	•	Lauren B. Peters
	•	Janet E. Kerr	•	Dr. Nido R. Qubein
	•	Michael T. Lawton	•	Melinda D. Whittington
	•	H. George Levy, M.D
2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for FY 2022				VOTE “FOR”
3.	Approval, through a non-binding advisory vote, of the compensation of our named executive officers as disclosed in the Proxy Statement				VOTE “FOR”
Vote:

Online	By Phone	By Mail	In Person
www.proxyvote.com	1-800-690-6903	Completing, dating, signing and returning your proxy card	With proof of ownership and a valid photo ID
Where:
Wright Room, Westin Detroit Metropolitan Airport, Detroit, Michigan

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on August 16, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on August 16, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D57182-P58697-Z80394 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LA-Z-BOY INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kurt L. Darrow
02) Sarah M. Gallagher
03) James P. Hackett
04) Janet E. Kerr
05) Michael T. Lawton
06) H. George Levy, MD
07) W. Alan McCollough
08) Rebecca L. O'Grady
09) Lauren B. Peters
10) Dr. Nido R. Qubein
11) Melinda D. Whittington

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.	☐	☐	☐
3. To approve, through a non-binding advisory vote, the compensation of the company's named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D57183-P58697-Z80394

LA-Z-BOY INCORPORATED
Annual Meeting of Shareholders
August 19, 2021 8:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kurt L. Darrow and W. Alan McCollough, and each of them, Proxies, each with power of substitution, to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the Wright Room of the Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan, on August 19, 2021 at 8:00 A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed in Proposal 1, and FOR Proposals 2 and 3.

Continued and to be signed on reverse side